PROSPECTUS                                 Registration Statement Nos. 333-52359
                                                                    333-52359-01
                                                Filed pursuant to Rule 424(b)(1)



                         1,400,000 PREFERRED SECURITIES
                               FCNB CAPITAL TRUST
                   8.25% CUMULATIVE TRUST PREFERRED SECURITIES
                 (LIQUIDATION AMOUNT $25 PER PREFERRED SECURITY)
                       GUARANTEED, AS DESCRIBED HEREIN, BY

                                   ----------

                                    FCNB CORP

     The 8.25% Cumulative Trust Preferred Securities (the "Preferred Securities") offered hereby represent preferred undivided beneficial interests in the assets of FCNB Capital Trust, a statutory business trust created under the laws of the State of Delaware (the "Trust"). FCNB Corp, a Maryland corporation ("the Company"), will own all the common securities (the "Common Securities") of the Trust. The Common Securities and the Preferred Securities (collectively, the "Trust Securities") represent undivided beneficial interests in the assets of the Trust.
                                                   (continued on following page)
                                   ----------
     Application has been made to have the Preferred Securities approved for quotation on The Nasdaq Stock Market's National Market under the symbol "FCNBP".

     SEE "RISK FACTORS," COMMENCING ON PAGE 11, FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                                   ----------
 THE SECURITIES OFFERED BY THIS PROSPECTUS ARE NOT SAVINGS OR DEPOSIT ACCOUNTS, ARE NOT OBLIGATIONS OF OR GUARANTEED BY ANY BANKING OR NONBANKING AFFILIATE OF
THE COMPANY, ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY AND INVOLVE INVESTMENT RISKS, INCLUDING POSSIBLE LOSS OF
                                   PRINCIPAL.
                                   ----------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                                   ----------

======================================= ===================== ===================== =====================
                                              PRICE TO            UNDERWRITING        PROCEEDS TO FCNB
                                               PUBLIC            COMMISSION(1)           CAPITAL(2)
--------------------------------------- --------------------- --------------------- ---------------------
Per Preferred Security                         $25.00                 (2)                  $25.00
--------------------------------------- --------------------- --------------------- ---------------------
Total(3)                                    $35,000,000               (2)               $35,000,000
======================================= ===================== ===================== =====================

(1) The Trust and the Company have each agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) As the proceeds of the sale of the Preferred Securities will be invested in the Subordinated Debentures, the Company has agreed to pay the Underwriters $0.875 per Preferred Security, or $1,225,000 in the aggregate ($1,408,750 if the over-allotment option is exercised in full), as compensation for its arranging the investment therein of such proceeds. See "Underwriting." The Company has also agreed to pay the expenses of the offering estimated to be $217,500.
(3) The Trust has granted the Underwriters an option exercisable within 30 days from the date of this Prospectus to purchase up to 210,000 additional Preferred Securities on the same terms and conditions set forth above to cover over-allotments, if any. If all such additional Preferred Securities are purchased, the Total Price to Public and Proceeds to FCNB Capital will be $40,250,000. See "Underwriting."

     The Preferred Securities are offered by the Underwriters subject to receipt and acceptance by them, prior sale and the Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the Preferred Securities will be made in book-entry form through the book-entry facilities of the Depository Trust Company on or about July 20, 1998, against payment therefor in immediately available funds.

       Sandler O'Neill                       Legg Mason Wood Walker Incorporated
       & Partners, L.P.


                  The date of this Prospectus is July 15, 1998

     State Street Bank and Trust Company is the Property Trustee (as defined herein) of the Trust. The Trust exists for the purpose of issuing the Preferred Securities and investing the proceeds thereof in an equivalent amount of 8.25% Subordinated Debentures (the "Subordinated Debentures") of the Company. The Subordinated Debentures will mature on July 31, 2028 (the "Stated Maturity") which date may be shortened to a date not earlier than July 31, 2003 if certain conditions are met (including the Company having received prior approval of the Board of Governors of the Federal Reserve System ("Federal Reserve") to do so if then required under applicable capital guidelines or policies of the Federal Reserve). The Preferred Securities will have a preference under certain circumstances with respect to cash distributions and amounts payable on liquidation, redemption or otherwise over the Common Securities. See "Description of the Preferred Securities--Subordination of Common Securities."

     Holders of Preferred Securities are entitled to receive preferential cumulative cash distributions, at the annual rate of 8.25% of the liquidation amount of $25 per Preferred Security (the "Liquidation Amount"), accruing from July 20, 1998, the date of original issuance, and payable quarterly in arrears on the last day of January, April, July and October of each year, commencing October 31, 1998 (the "Distributions"). The Company has the right, so long as no Debenture Event of Default (as defined herein) has occurred and is continuing, to defer payment of interest on the Subordinated Debentures at any time or from time to time for a period not to exceed 20 consecutive quarters with respect to each deferral period (each, an "Extension Period"); provided that no Extension Period may extend beyond the Stated Maturity of the Subordinated Debentures. Upon the termination of any such Extension Period and the payment of all amounts then due, the Company may elect to begin a new Extension Period subject to the requirements set forth herein. If interest payments on the Subordinated Debentures are so deferred, Distributions on the Preferred Securities will also be deferred, and the Company will not be permitted, subject to certain exceptions described herein, to declare or pay any cash distributions with respect to its capital stock or debt securities that rank pari passu with or junior to the Subordinated Debentures.

     DURING AN EXTENSION PERIOD, INTEREST ON THE SUBORDINATED DEBENTURES WILL CONTINUE TO ACCRUE (AND THE AMOUNT OF DISTRIBUTIONS TO WHICH HOLDERS OF THE PREFERRED SECURITIES ARE ENTITLED WILL ACCUMULATE) AT THE RATE OF 8.25% PER ANNUM, COMPOUNDED QUARTERLY, AND HOLDERS OF THE PREFERRED SECURITIES WILL BE REQUIRED TO INCLUDE INTEREST INCOME IN THEIR GROSS INCOME FOR UNITED STATES FEDERAL INCOME TAX PURPOSES IN ADVANCE OF RECEIPT OF THE CASH DISTRIBUTIONS WITH RESPECT TO SUCH DEFERRED INTEREST PAYMENTS. FOLLOWING THE DEFERRAL OF THE PAYMENT OF INTEREST ON THE SUBORDINATED DEBENTURES, A HOLDER OF PREFERRED SECURITIES THAT DISPOSES OF ITS PREFERRED SECURITIES BETWEEN RECORD DATES FOR PAYMENTS OF DISTRIBUTIONS (AND CONSEQUENTLY DOES NOT RECEIVE A DISTRIBUTION FROM THE TRUST FOR THE PERIOD OF INTEREST DEFERRAL PRIOR TO SUCH DISPOSITION) WILL NEVERTHELESS BE REQUIRED TO INCLUDE ACCRUED BUT UNPAID INTEREST ON THE SUBORDINATED DEBENTURES THROUGH THE DATE OF DISPOSITION IN INCOME AS ORDINARY INCOME AND TO ADD SUCH AMOUNT TO ITS ADJUSTED TAX BASIS IN ITS PRO RATA SHARE OF THE UNDERLYING SUBORDINATED DEBENTURES DEEMED DISPOSED OF. See "Description of the Subordinated Debentures--Option to Extend Interest Payment Period," "Certain Federal Income Tax Consequences--Potential Extension of Interest Payment Period and Original Issue Discount" and "--Disposition of Preferred Securities."

     The Company and the Trust believe that, taken together, the obligations of the Company under the Guarantee, the Trust Agreement, the Subordinated Debentures, the Indenture and the Expense Agreement (each as defined herein) provide, in the aggregate, a full, irrevocable and unconditional guarantee, on a subordinated basis, of all of the obligations of the Trust under the Preferred Securities. See "Relationship Among the Preferred Securities, the Subordinated Debentures and the Guarantee--Full and Unconditional Guarantee." Under the
Guarantee, the Company guarantees, on a subordinated basis, the payment of Distributions and payments on liquidation or redemption of the Preferred
Securities, but only to the extent of funds held by the Trust, as described herein. See "Description of the Guarantee--General." If the Company does not make interest payments on the Subordinated Debentures held by the Trust, the Trust will have insufficient funds to pay Distributions on the Preferred Securities. The Guarantee does not cover payments of Distributions when the Trust does not have sufficient funds to pay such Distributions. In such event, a holder of Preferred Securities may institute a legal proceeding directly against the Company pursuant to the terms of the Indenture to enforce payments of amounts equal to such Distributions to such holder. See "Description of the Subordinated Debentures--Enforcement of Certain

Rights by Holders of the Preferred Securities." The obligations of the Company under the Guarantee and the Preferred Securities are subordinate and junior in right of payment to all Senior Debt, Subordinated Debt and Additional Senior Obligations (each as defined herein) of the Company. The Subordinated Debentures are unsecured obligations of the Company and are subordinated to all Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company.

     The Preferred Securities are subject to mandatory redemption, in whole or in part, upon repayment of the Subordinated Debentures at maturity or their earlier redemption. Subject to Federal Reserve approval, if then required under applicable capital guidelines or policies of the Federal Reserve, the Subordinated Debentures are redeemable prior to the Stated Maturity at the option of the Company: (i) on or after July 31, 2003, in whole at any time, or in part from time to time; or (ii) at any time, in whole (but not in part), within 90 days following the occurrence of a Tax Event, a Capital Treatment Event or an Investment Company Event (each as defined herein). In each case the redemption price will be equal to the accrued and unpaid interest through the date fixed for redemption on the Subordinated Debentures to be redeemed, plus 100% of the principal amount thereof. See "Description of the Preferred Securities--Redemption or Exchange."

     The Company has the right at any time to dissolve, wind-up or terminate the Trust, subject to the Company having received prior approval of the Federal Reserve to do so, if then required under applicable capital guidelines or policies of the Federal Reserve. In the event of the voluntary or involuntary dissolution, winding up or termination of the Trust, after satisfaction of liabilities to creditors of the Trust as required by applicable law, the holders of Preferred Securities will be entitled to receive a Liquidation Amount of $25 per Preferred Security, plus accumulated and unpaid Distributions thereon to the date of payment, which may be in the form of a Subordinated Debenture having an aggregate principal amount equal to the Liquidation Amount of such Preferred Securities (and carrying with it accumulated interest in an amount equal to the accumulated and unpaid Distributions then due on such Preferred Securities), subject to certain exceptions. See "Description of the Preferred
Securities--Redemption or Exchange" and "--Liquidation Distribution Upon Termination."

     The Preferred Securities will be represented by global certificates registered in the name of the Depository Trust Company ("DTC") or its nominee. Beneficial interests in the Preferred Securities will be shown on, and transfers thereof will only be effected through, records maintained by participants in DTC ("Participants"). Except as described herein, Preferred Securities in certificated form will not be issued in exchange for the global certificates. See "Description of the Preferred Securities--Book-Entry Securities; Delivery and Form" and "Book-Entry Issuance."

                                   ----------

     The Company will provide to holders of the Preferred Securities quarterly reports containing unaudited financial statements, to the extent and in the form provided to holders of the Company's common stock, and annual reports containing financial statements audited by the Company's independent auditors. In addition, the Company will furnish annual reports on Form 10-K and quarterly reports on Form 10-Q free of charge to holders of Preferred Securities who so request in writing addressed to the Secretary of the Company.

                                   ----------

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE PREFERRED SECURITIES OFFERED HEREBY, INCLUDING OVER-ALLOTTING THE PREFERRED SECURITIES AND BIDDING OR PURCHASING SUCH PREFERRED SECURITIES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING." SUCH STABILIZING TRANSACTIONS, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                 FCNB CORP LOGO

                                Parent Company of

                                 FCNB Bank logo

                               Map of market area

                                                              PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information appearing elsewhere (or incorporated by reference) in this Prospectus. Unless otherwise indicated, the information in this Prospectus assumes that the Underwriters' over-allotment option will not be exercised. Prospective investors should carefully consider the information set forth under the heading "Risk Factors."

                                    FCNB CORP

     The Company was organized in 1986 to serve as the holding company for FCNB Bank (the "Bank"), its principal operating subsidiary. The Bank, which was originally chartered in 1818, was converted from a national bank charter to a Maryland commercial bank in 1993, and is engaged in a general commercial and consumer banking business, serving individuals and businesses in Frederick, Anne Arundel, Carroll, Howard, Montgomery and Prince George's counties in Maryland. The Bank is the sixth largest commercial banking institution headquartered in Maryland. At March 31, 1998, the Company had assets of approximately $926.9 million, total deposits of approximately $633.0 million, and total shareholders' equity of approximately $79.6 million. The principal executive office of the Company is located at 7200 FCNB Court, Frederick, Maryland 21703, and its telephone number is (301) 662-2191.

     Over the past five years, the Company has achieved significant growth in assets. From 1993 to 1997, the Company's assets grew at an 11.1% compound annual growth rate, and increased by $8.8 million, or 0.96% in the first three months of 1998. The Company has achieved its growth both internally and through acquisition. In addition to a recently completed branch purchase transaction, the Company has completed three whole bank acquisitions since 1995, consummating the acquisition of Elkridge Bank (March 1995), Laurel Federal Savings Bank (January 1996) and Odenton Federal Savings and Loan Association (April 1996), as well as a number of smaller branch transactions. The Company has also had a history of earnings growth. Net income (before extraordinary charges and merger related expenses) grew at a compound annual growth rate of 7.2% from 1993 to 1997. For the five year period from 1993 to 1997, the Company's average annual return on average assets (before merger-related expenses) was 1.15%. The annualized return on average equity and the annualized return on average assets for the three months ended March 31, 1998 were 12.11% and 1.04%, respectively.

     The Company routinely explores opportunities for additional growth and expansion of its core banking business and related activities, including the acquisition of companies engaged in banking or other related activities, and internally generated growth. There can be no assurance, however, that the Company will be able to grow, or if it does, that any such growth or expansion will result in an increase in the Company's earnings, dividends, book value or market value of its securities.

RECENT DEVELOPMENTS

     On June 23, 1998, the Company entered into an Agreement and Plan of Reorganization and Merger pursuant to which it will acquire Capital Bank, National Association ("Capital"), through the merger of Capital with and into the Bank. Capital, the main office of which is in Rockville, Maryland, has three branches, two located in the District of Columbia and one in Tysons Corner, Virginia. FCNB anticipates that it will issue approximately 1,300,000 shares of common stock in connection with the transaction, subject to adjustment, for an aggregate deal value of approximately $42.0 million. At March 31, 1998, Capital had total assets of approximately $156.4 million, deposits of $128.0 million, and total shareholders' equity of $11.14 million. For the three months ended March 31, 1998 and the year ended December 31, 1997, Capital had net income of $386,000 and $1.2 million, respectively. It is anticipated that the merger will be accounted for as a pooling of interests. The Company anticipates that it will incur one-time pretax charges of approximately $1.75 million upon consummation of the merger. The consummation of the merger remains subject to regulatory and shareholder approvals, and the satisfaction of a number of other conditions. FCNB currently anticipates that the merger will be consummated in the fourth quarter of 1998.

     On June 26, 1998, the Bank consummated a transaction pursuant to which it assumed the deposit liabilities, and purchased certain assets, relating to four branches of First Virginia Bank-Maryland located in Montgomery County, Maryland, and three branches of its sister bank, Farmer's Bank of Maryland, located in Baltimore County, Maryland. The seven branches held approximately $48.0 million in deposits at December 31, 1997. The purchase and assumption transaction brings the total number of branches operated by the Company to 28, its total deposits to approximately $681.0 million and its total assets to approximately $974.9 million.

                               FCNB CAPITAL TRUST

     The Trust is a statutory business trust formed under Delaware law pursuant to: (i) the Trust Agreement among the Company, as depositor, Wilmington Trust Company, as Delaware trustee, and the three individual Administrative Trustees named therein, and (ii) the filing of a certificate of trust with the Delaware Secretary of State on May 7, 1998. The Trust Agreement will be amended and restated in its entirety (as so amended, the "Trust Agreement"). All of the Common Securities of the Trust will be owned by the Company. The Trust's business and affairs will be conducted by the Delaware Trustee, the Administrative Trustees, each of whom is an officer, employee or otherwise affiliated with the Company, and following amendment and restatement of the Trust Agreement, State Street Bank and Trust Company, as Property Trustee. The Trust exists for the exclusive purposes of: (i) issuing the Trust Securities representing undivided beneficial interests in the assets of the Trust; (ii) investing the gross proceeds of the Trust Securities in the Subordinated Debentures issued by the Company; and (iii) engaging in only those other activities necessary, advisable, or incidental thereto. The Subordinated Debentures and payments thereunder will be the only assets of the Trust and payments under the Subordinated Debentures will be the only revenue of the Trust. The principal executive office of the Trust is located at 7200 FCNB Court, Frederick, Maryland 21703, and its telephone number is (301) 662-2191.

                                  THE OFFERING

Securities Offered..............   1,400,000   Preferred   Securities  having  a
                                   Liquidation   Amount  of  $25  per  Preferred
                                   Security.  The Preferred Securities represent
                                   preferred undivided  beneficial  interests in
                                   the assets of the Trust,  which will  consist
                                   solely  of the  Subordinated  Debentures  and
                                   payments  thereunder.  The Trust has  granted
                                   the   Underwriters  an  option,   exercisable
                                   within  30  days   after  the  date  of  this
                                   Prospectus,  to purchase up to an  additional
                                   210,000  Preferred  Securities at the initial
                                   offering     price,     solely    to    cover
                                   over-allotments, if any.

Distributions...................   The  Distributions  payable on each Preferred
                                   Security will be fixed at a rate per annum of
                                   8.25%  of the  Liquidation  Amount,  will  be
                                   cumulative,  will accrue from July 20,  1998,
                                   the  date  of   original   issuance   of  the
                                   Preferred Securities, and will be payable quarterly in arrears, on January 31, April
                                   30, July 31 and October 31 of each year, commencing October 31, 1998. See "Description of the Preferred Securities -- Distributions
                                   -- Payment of Distributions."

Extension Periods...............   The  Company has the right,  at any time,  so
                                   long as no  Debenture  Event of  Default  has
                                   occurred and is continuing, to defer payments
                                   of  interest on the  Subordinated  Debentures
                                   for a period  not  exceeding  20  consecutive
                                   quarters;  provided that no Extension  Period
                                   may extend beyond the Stated  Maturity of the
                                   Subordinated Debentures. If interest payments
                                   on  the   Subordinated   Debentures   are  so
                                   deferred,   quarterly  Distributions  on  the
                                   Preferred Securities will be deferred (though
                                   such  Distributions  would continue to accrue
                                   with interest thereon  compounded  quarterly,
                                   since
                                   interest will continue to accrue and compound
                                   on the  Subordinated  Debentures)  during any
                                   such  Extension  Period.  During an Extension
                                   Period,   the  Company  will  be  prohibited,
                                   subject  to  certain   exceptions   described
                                   herein,  from  declaring  or paying  any cash
                                   distributions  with  respect  to its  capital
                                   stock or debt securities that rank pari passu
                                   with   or   junior   to   the    Subordinated
                                   Debentures.   Upon  the  termination  of  any
                                   Extension  Period  and  the  payment  of  all
                                   amounts  then due, the Company may commence a
                                   new   Extension   Period,   subject   to  the
                                   foregoing requirements. See "Description of the Preferred Securities -- Distributions --
                                   Extension Period" and "Description of the Subordinated Debentures -- Option to Extend
                                   Interest Payment Period."

                                   Should an Extension Period occur, holders of Preferred Securities will be required to include deferred interest income in their gross income for United States federal income tax purposes in advance of receipt of the cash distributions with respect to such deferred interest payments. The Company has no current intention of exercising its right to defer payments of interest on the Subordinated Debentures by extending the interest payment period. See "Certain Federal Income Tax Consequences--Potential Extension of Interest Payment Period and Original Issue Discount."

Redemption......................   The  Preferred   Securities  are  subject  to
                                   mandatory  redemption,  in  whole or in part,
                                   upon repayment of the Subordinated Debentures
                                   at  maturity  or  their  earlier  redemption.
                                   Subject to Federal Reserve approval,  if then
                                   required under applicable  capital guidelines
                                   or  policies  of  the  Federal  Reserve,  the
                                   Subordinated  Debentures are redeemable prior
                                   to maturity at the option of the Company: (i)
                                   on or after  July 31,  2003,  in whole at any
                                   time or in part from time to time; or (ii) at
                                   any time, in whole (but not in part),  within
                                   90 days  following  the  occurrence  of a Tax
                                   Event,  a  Capital   Treatment  Event  or  an
                                   Investment Company Event, in each case at the
                                   redemption   price   equal  to  100%  of  the
                                   principal    amount   of   the   Subordinated
                                   Debenture,  together  with  any  accrued  but
                                   unpaid   interest   to  the  date  fixed  for
                                   redemption.    See    "Description   of   the
                                   Subordinated     Debentures--Redemption    or
                                   Exchange."

Distribution of Subordinated
  Debentures....................   The  Company  has the  right  at any  time to
                                   terminate the Preferred  Securities and cause
                                   the Subordinated Debentures to be distributed
                                   to  holders  of   Preferred   Securities   in
                                   liquidation  of  the  Trust,  subject  to the
                                   Company having received prior approval of the
                                   Federal  Reserve  to do so, if then  required
                                   under   applicable   capital   guidelines  or
                                   policies   of  the   Federal   Reserve.   See
                                   "Description  of the Preferred  Securities --
                                   Redemption or Exchange" and  "Description  of
                                   the  Preferred   Securities  --   Liquidation
                                   Distribution Upon Termination."

Guarantee.......................   The  Company  has  guaranteed  the payment of
                                   Distributions  and payments on liquidation or
                                   redemption of the Preferred  Securities,  but
                                   only  to the  extent  of  funds  held  by the
                                   Trust, as described  herein.  The Company and
                                   the Trust believe that,  taken together,  the
                                   obligations   of  the   Company   under   the
                                   Guarantee,    the   Trust   Agreement,    the
                                   Subordinated  Debentures,
                                   the  Indenture  and  the  Expense   Agreement
                                   provide,   in   the   aggregate,    a   full,
                                   irrevocable and unconditional guarantee, on a
                                   subordinated basis, of all of the obligations
                                   of the Trust under the Preferred  Securities.
                                   The  obligations  of the  Company  under  the
                                   Guarantee  and the Preferred  Securities  are
                                   subordinate and junior in right of payment to
                                   all  Senior  Debt,   Subordinated   Debt  and
                                   Additional Senior Obligations of the Company.
                                   If the  Company  does not make  principal  or
                                   interest   payments   on   the   Subordinated
                                   Debentures,   the   Trust   will   not   have
                                   sufficient funds to make Distributions on the
                                   Preferred  Securities;  in which  event,  the
                                   Guarantee    will    not    apply   to   such
                                   Distributions until the Trust has sufficient funds available therefor. See "Description of the Guarantee."

Voting Rights...................   The holders of the Preferred  Securities will
                                   have no  voting  rights,  except  in  limited
                                   circumstances.   See   "Description   of  the
                                   Preferred   Securities   --  Voting   Rights;
                                   Amendment of Trust Agreement."

Use of Proceeds.................   The proceeds  from the sale of the  Preferred
                                   Securities  will  be  used  by the  Trust  to
                                   purchase  Subordinated  Debentures  from  the
                                   Company. The net proceeds to the Company from
                                   the sale of the Subordinated  Debentures will
                                   be  used  for  general  corporate   purposes,
                                   including use in the Bank's lending and investment activities, and to enable the Company to pursue opportunities for future growth through possible acquisitions. See
                                   "Use of Proceeds."

Nasdaq National Market Symbol...   Application   has  been   made  to  have  the
                                   Preferred Securities approved for quotation on The Nasdaq Stock Market's National Market under the symbol "FCNBP".

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data for the five years ended December 31, 1997 are derived from the audited consolidated financial statements of the Company. The data for the three month periods ended March 31, 1997 and 1998 have been derived from unaudited interim financial statements and include, in the opinion of management, all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the data for such period. The results of operations for the three month period ended March 31, 1998 are not necessarily indicative of results which may be expected for any other interim period or for the full year. The summary consolidated financial data set forth below does not purport to be complete and should be read in conjunction with, and is qualified in its entirety by, the more detailed information contained in the consolidated financial statements of the Company and related notes, and the discussion under "Management's Discussion and Analysis of Financial Condition and Results of Operations," included in the Company's Annual Report to Shareholders for the year ended December 31, 1997 and Quarterly Report on Form 10-Q for the three months ended March 31, 1998.

                                      At or for the three
                                       months ended March
                                              31,                       At or for the years ended December 31,
                                     -----------------------   ----------------------------------------------------------
                                        1998       1997           1997        1996        1995       1994       1993
                                        ----       ----           ----        ----        ----       ----       ----
                                                        (dollars in thousands, except per share data)
SUMMARY OF OPERATING RESULTS:
Total interest income                $ 16,804   $ 14,734      $ 63,191     $ 54,653   $ 51,126    $ 43,892   $ 41,691
Total interest expense(1)               8,596      6,956        31,012       25,014     22,759      17,010     16,054
                                     -----------------------   ----------------------------------------------------------
Net interest income                     8,208      7,778        32,179       29,639     28,367      26,882     25,637
Provision for credit losses               100        231         1,329          318        710         525        765
                                     -----------------------   ----------------------------------------------------------
Net interest income after

  provision for credit losses           8,108      7,547        30,850       29,321     27,657      26,357     24,872
Net securities gains (losses)             152         87           580          193        123         375    (1,183)
Noninterest income (excluding net
  securities gains (losses))            1,632      1,206         5,540        4,068      3,795       2,503      4,497
Noninterest expenses                    6,452      6,218        23,949       24,470     20,689      19,191     18,013
                                     -----------------------   ----------------------------------------------------------
Income before provision for             3,440      2,622        13,021        9,112     10,886      10,044     10,173
income taxes
Provision for income taxes              1,086        772         4,218        3,245      3,888       3,272      3,301
                                     -----------------------   ----------------------------------------------------------
Net income                           $  2,354   $  1,850       $ 8,803     $  5,867   $  6,998    $  6,772   $  6,872
Other comprehensive income                737     (1,068)        2,912          (26)     2,680      (3,285)     1,135
(loss)(2)
                                     -----------------------   ----------------------------------------------------------
Comprehensive income(2)              $  3,091   $    782       $11,715     $  5,841   $  9,678    $  3,487   $  8,007
                                     =======================   ==========================================================
Net income before merger-related
  expenses                           $  2,354   $  2,065       $ 9,088     $  7,778   $  7,301    $  6,999   $  6,872
                                     =======================   ==========================================================

PER SHARE DATA:
  Basic and diluted earnings         $   0.40   $   0.31       $  1.49     $   0.99   $   1.19    $   1.15   $   1.17
  Basic and diluted earnings before      0.40       0.35          1.54         1.31       1.24        1.19       1.17
    merger-related expenses
  Cash dividends declared                0.17       0.14          0.57         0.49       0.50        0.44       0.35
  Book value at period-end              13.46      11.70         13.11        11.71      11.36       10.18       9.96
  Shares outstanding at period-end  5,915,442  5,894,416     5,912,284    5,901,016  5,828,197   5,796,869  5,789,812

BALANCE SHEET DATA (AT
PERIOD-END):
  Total loans, net of unearned
    income                           $573,492   $513,140      $574,105     $497,995   $439,794    $390,177   $336,916
  Total assets                        926,898    807,332       918,084      779,169    660,984     627,050    603,497
  Total deposits                      632,971    595,899       616,512      587,074    529,988     505,202    485,543
  Federal funds purchased and
    securities sold under agreements
    to repurchase                      34,449     46,414        65,163       40,739     21,043      25,103     32,304

  Other short-term borrowings         173,137     89,213       152,138       76,516     32,426      26,089     13,776
  Long-term debt                           --         --            --           --      5,680       7,000     10,106
  Total shareholders' equity           79,647     68,959        77,518       69,110     66,219      59,037     57,689

PERFORMANCE RATIOS:
  Return on average total assets         1.04 %     0.94 %        1.07 %       0.84 %     1.09 %      1.14 %     1.23 %
  Return on average total assets
    before                               1.04       1.05          1.09         1.11       1.14        1.17       1.23
    merger-related expenses
  Return on average shareholders'
    equity                              12.11      10.72         12.25         8.92      11.21       11.79      12.73

  Return on average shareholder's equity
    before merger-related expenses      12.11      11.96         12.65        11.82      11.70       12.18      12.73
  Net interest margin                    4.00       4.32          4.24         4.52       4.78        4.96       5.08
  Cash dividends declared to net        42.69      43.51         38.77        49.86      41.61       36.62      30.32
     income

                                      At or for the three
                                       months ended March
                                              31,                       At or for the years ended December 31,
                                     -----------------------   ----------------------------------------------------------
                                        1998       1997           1997        1996        1995       1994       1993
                                        ----       ----           ----        ----        ----       ----       ----
                                                        (dollars in thousands, except per share data)

ASSET QUALITY RATIOS:
  Nonperforming assets to total
   loans (net of unearned income)
   and foreclosed  properties at
   period-end(3)                       1.39 %     1.79 %        1.40 %       2.05 %     1.11 %      1.48 %     1.78 %
  Nonperforming assets to total
    assets at period-end(3)            0.86       1.14          0.88         1.32       0.74        0.93       1.00
  Allowance for credit losses to
    nonperforming loans at period-end 99.53      93.76        123.68        71.53     197.51      130.38     125.16
  Net charge-offs (recoveries) to
    average total loans                0.02     (0.03)          0.14         0.19       0.04        0.01       0.07

CAPITAL RATIOS:
  Total capital to risk-weighted
    assets                            11.95 %    12.81 %       11.92 %      13.57 %    14.12 %     13.67 %    14.87 %
  Tier 1 capital to risk-weighted
    assets                            11.08      11.82         11.03        12.58      12.97       12.64      13.77
  Leverage ratio                       8.03       8.46          8.10         8.74       8.91        8.40       8.25


----------
(1) Net of $108,000 and $300,000 of capitalized construction period interest in 1996 and 1995, respectively.

(2)  Statement  of  Financial   Accounting   Standards  No.  130  requires  that
     comprehensive income be reported in financial statements for periods beginning after December 15, 1997. Reclassification of prior period statements is required for comparative purposes.

(3) Nonperforming assets consist of nonaccrual loans, loans contractually past due 90 days or more, loans with restructured terms and foreclosed properties.



                      RATIO OF EARNINGS TO FIXED CHARGES(1)

                                       Three Months
                                     Ended March 31,               Years Ended December 31,
                                     -----------------     ------------------------------------------
                                       1998    1997         1997    1996    1995     1994     1993
                                       ----    ----         ----    ----    ----     ----     ----
Including interest on deposits         1.40x   1.38x        1.42x   1.36x   1.46x    1.59x    1.63x
Excluding interest on deposits         4.23    5.67         4.96    7.46    9.10    11.35    14.78

----------
(1) Fixed charges means interest, whether expensed or capitalized. Earnings is defined as pretax income with fixed charges added back, but excluding any amount of interest capitalized during the period.

                                  RISK FACTORS

     Prospective investors should carefully consider, together with the other information contained and incorporated by reference in this Prospectus, the following risk factors in evaluating the Company and its business and the Trust and the Preferred Securities before purchasing the Preferred Securities offered hereby. Prospective investors should note, in particular, that this Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including statements of goals, intentions, and expectations, regarding or based upon general economic conditions, interest rates, developments in national and local markets, and other matters, and which, by their nature, are subject to significant uncertainties. Because of these uncertainties and the assumptions on which statements in this Prospectus are based, actual future results may differ materially from those contemplated by such statements. The considerations listed below represent certain important factors the Company believes could cause such results to differ. These considerations are not intended to represent a complete list of the general or specific risks that may affect the Company and the Trust. It should be recognized that other risks may be significant, presently or in the future, and the risks set forth below may affect the Company and the Trust to a greater, or lesser, extent than indicated.

SUBORDINATION OF THE GUARANTEE AND THE SUBORDINATED DEBENTURES

     The obligations of the Company under the Guarantee issued for the benefit of the holders of Preferred Securities and under the Subordinated Debentures are unsecured and rank subordinate and junior in right of payment to all Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company, whether now existing or hereafter incurred. At July 15, 1998, the Company had no outstanding Senior Debt, Subordinated Debt or Additional Senior Obligations. Because the Company is a holding company, the right of the Company to participate in any distribution of assets of the Bank upon the Bank's liquidation or reorganization or otherwise (and thus the ability of holders of the Preferred Securities to benefit indirectly from such distribution) is subject to the prior claims of creditors of the Bank, except to the extent that the Company may itself be recognized as a creditor of the Bank. The Subordinated Debentures, therefore, will be effectively subordinated to all existing and future liabilities of the Bank and holders of Subordinated Debentures and Preferred Securities should look only to the assets of the Company for payments on the Subordinated Debentures. Neither the Indenture, the Guarantee nor the Trust Agreement places any limitation on the amount of secured or unsecured debt, including Senior Debt, Subordinated Debt and Additional Senior
Obligations, that may be incurred by the Company. See "Description of the Guarantee--Status of the Guarantee" and "Description of the Subordinated Debentures--Subordination."

     The ability of the Trust to pay amounts due on the Preferred Securities is solely dependent upon the Company making payments on the Subordinated Debentures as and when required.

OPTION TO EXTEND INTEREST PAYMENT PERIOD; TAX CONSEQUENCES; MARKET PRICE CONSEQUENCES

     The  Company  has the right under the  Indenture,  so long as no  Debenture
Event of Default has occurred and is continuing, to defer the payment of interest on the Subordinated Debentures, at any time or from time to time, for a period not exceeding 20 consecutive quarters with respect to each Extension Period; provided that no Extension Period may extend beyond the Stated Maturity of the Subordinated Debentures. As a consequence of any such deferral, quarterly Distributions on the Preferred Securities by the Trust will be deferred (and the amount of Distributions to which holders of the Preferred Securities are entitled will accumulate additional Distributions thereon at the rate of 8.25% per annum, compounded quarterly from the relevant payment date for such Distributions) during any such Extension Period. During any such Extension Period, the Company may not, subject to limited exceptions: (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock; (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu with or junior in interest to the Subordinated Debentures or make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks pari passu with or junior in interest to the Subordinated Debentures (other than payments under the Guarantee); or (iii) redeem, purchase or acquire less than all of the Subordinated Debentures or any of the Preferred Securities. Prior to the termination of any such Extension Period, the Company may further defer the payment of interest; provided that no Extension Period may exceed 20 consecutive quarters or extend beyond the Stated Maturity of the Subordinated Debentures. Upon the termination of any Extension Period and the payment of all interest then accrued and unpaid (together with interest thereon at the annual rate of 8.25% compounded quarterly, to the extent permitted by applicable law), the Company may elect to begin a new Extension Period, subject to the above requirements. Subject to the foregoing, there is no limitation on the number of times that the Company may elect to begin an Extension Period. See "Description of the Preferred Securities--Distributions--Extension Period" and "Description of the Subordinated Debentures--Option to Extend Interest Payment Period."

     Should an Extension Period occur, each holder of Preferred Securities will be required to accrue and recognize income (in the form of original issue discount ("OID")) in respect of its pro rata share of the interest accruing on the Subordinated Debentures held by the Trust for United States federal income tax purposes. Under such circumstances, a holder of Preferred Securities would be required to include such income in gross income for United States federal income tax purposes in advance of the receipt of cash, and will not receive the cash related to such income from the Trust if the holder disposes of the Preferred Securities prior to the record date for the payment of the related Distributions. See "Certain Federal Income Tax Consequences--Potential Extension of Interest Payment Period and Original Issue Discount."

     The Company has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Subordinated Debentures, and believes the likelihood of its exercising such right to be remote. Should the Company elect, however, to exercise such right in the future, the market price of the Preferred Securities is likely to be adversely affected. A holder that disposes of its Preferred Securities during an Extension Period, therefore, might not receive the same return on its investment as a holder that continues to hold its Preferred Securities. As a result of the existence of the Company's right to defer interest payments, the market price of the Preferred Securities may be more volatile than the market prices of other securities on which original issue discount accrues that are not subject to such optional deferrals.

REDEMPTION UPON TAX EVENT, CAPITAL TREATMENT EVENT OR INVESTMENT COMPANY EVENT

     The Company has the right to redeem the Subordinated Debentures in whole (but not in part) within 90 days following the occurrence of a Tax Event, a Capital Treatment Event or Investment Company Event (whether occurring before or after July 31, 2003), and, therefore, cause a mandatory redemption of the Preferred Securities. The exercise of such right is subject to the Company having received prior approval of the Federal Reserve to do so, if then required under applicable capital guidelines or policies of the Federal Reserve.

     "Tax Event" means the receipt by the Trust of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in the laws of the United States or any political subdivision or taxing authority thereof or therein (or any regulations thereunder), or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such pronouncement or decision is announced on or after the date of issuance of the Preferred Securities under the Trust Agreement, there is more than an insubstantial risk that: (i) the Trust is, or will be within 90 days of the date of such opinion, subject to United States federal income tax with respect to income received or accrued on the Subordinated Debentures; (ii) interest payable by the Company on the Subordinated Debentures is not, or, within 90 days of such opinion, will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes; or (iii) the Trust is, or within 90 days of the date of the opinion will be, subject to more than a de minimis amount of other taxes, duties or other governmental charges. The Company must request and receive an opinion with regard to such matters within a reasonable period of time after it becomes aware of the possible occurrence of any of the events described in clauses (i) through (iii) above. See "Risk Factors--Proposed Tax Legislation" for a discussion of certain legislative proposals that, if adopted, could give rise to a Tax Event, which may permit the Company to cause a redemption of the Preferred Securities prior to July 31, 2003.

     Prospective investors should be aware that Enron Corporation has filed a petition with the United States Tax Court challenging the proposed disallowance by the Internal Revenue Service of the deduction of interest expense on securities issued by Enron Corporation in 1993 and 1994 that are similar to, although different in a number of respects from, the Subordinated Debentures. It is possible that a decision in that case could form the basis of a Tax Event, thereby permitting the Company to exchange the Preferred Securities for the Subordinated Debentures, or to redeem all of the Trust Securities. Additionally, in 1996 and 1997, certain legislative proposals were made which if enacted, would have adversely affected the ability of the Company to deduct interest paid on the Subordinated Debentures. While these proposals were not enacted, there can be no assurance that legislation enacted, or other developments, after the date hereof will not adversely affect the ability of the Company to deduct interest paid on the Subordinated Debentures. See "Risk Factors--Proposed Tax Legislation."

     "Capital Treatment Event" means the receipt by the Trust of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to or any change (including any announced prospective change) in the laws of the United States or any political subdivision thereof or therein (or any regulations thereunder), or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such proposed change, pronouncement or decision is announced on or after the date of issuance of the Preferred Securities under the Trust Agreement, there is more than an insubstantial risk of impairment of the Company's ability to treat the aggregate Liquidation Amount of the Preferred Securities (or any substantial portion thereof) as "Tier 1 Capital" (or the then equivalent thereof) for purposes of the capital adequacy guidelines of the Federal Reserve, as then applicable to the Company, provided, however, that the inability of the Company to treat all or any portion of the Liquidation Amount of the Preferred Securities as Tier 1 Capital shall not constitute the basis of a Capital Treatment Event if such inability results from the Company having cumulative preferred capital in excess of the amount which may qualify for treatment as Tier 1 Capital under applicable capital adequacy guidelines of the Federal Reserve.

     "Investment Company Event" means the receipt by the Trust of an opinion of counsel experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, the Trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"), which change becomes effective on or after the date of original issuance of the Preferred Securities.

SHORTENING OF STATED MATURITY OF SUBORDINATED DEBENTURES

     The Company has the right, at any time, to shorten the maturity of the Subordinated Debentures to a date not earlier than July 31, 2003. The exercise of such right is subject to the Company having received prior approval of the Federal Reserve, if then required under applicable capital guidelines or policies of the Federal Reserve. See "Description of the Subordinated Debentures--General."

RIGHTS UNDER THE GUARANTEE

     The Guarantee guarantees to the holders of the Preferred Securities, to the extent not paid by the Trust: (i) any accrued and unpaid Distributions required to be paid on the Preferred Securities, to the extent that the Trust has funds available therefor at such time; (ii) the Redemption Price (as defined herein) with respect to any Preferred Securities called for redemption, to the extent that the Trust has funds available therefor at such time; and (iii) upon a voluntary or involuntary dissolution, winding-up or liquidation of the Trust (other than in connection with the distribution of Subordinated Debentures to the holders of Preferred Securities or a redemption of all of the Preferred

Securities), the lesser of (a) the amount of the Liquidation Distribution (as defined herein), to the extent the Trust has funds available therefor at such time, and (b) the amount of assets of the Trust remaining available for distribution to holders of the Preferred Securities in liquidation of the Trust. The holders of not less than a majority in Liquidation Amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust power conferred upon the Guarantee Trustee under the Guarantee. Any holder of the Preferred Securities may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other Person (as defined in the Guarantee). If the Company were to default on its obligation to pay amounts payable under the Subordinated Debentures, the Trust would lack funds for the payment of Distributions or amounts payable on redemption of the Preferred Securities or otherwise, and, in such event, holders of Preferred Securities would not be able to rely upon the Guarantee for such amounts. In the event, however, that a Debenture Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest on or principal of the Subordinated Debentures on the payment date on which such payment is due and payable, then a holder of Preferred Securities may institute a legal proceeding directly against the Company for enforcement of payment to such holder of the principal of or interest on such Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Preferred Securities of such holder (a "Direct Action"). The exercise by the Company of its right, as described herein, to defer the payment of interest on the Subordinated Debentures does not constitute a Debenture Event of Default. In connection with such Direct Action, the Company will have a right of set-off under the Indenture to the extent of any payment made by the Company to such holder of Preferred Securities in the Direct Action. Except as described herein, holders of Preferred Securities will not be able to exercise directly any other remedy available to the holders of the Subordinated Debentures or assert directly any other rights in respect of the Subordinated Debentures. See "Description of the Subordinated Debentures--Enforcement of Certain Rights by Holders of Preferred Securities," "Description of the Subordinated Debentures--Debenture Events of Default" and "Description of the Guarantee." The Trust Agreement provides that each holder of Preferred Securities by acceptance thereof agrees to the provisions of the Guarantee and the Indenture.

LIMITED VOTING RIGHTS

     Holders  of  Preferred  Securities  will have no voting  rights,  except in limited  circumstances  relating  only  to the  modification  of  the  Preferred
Securities and the exercise of the rights of the Trust as holder of the Subordinated Debentures and the Guarantee. Holders of Preferred Securities will not be entitled to vote to appoint, remove or replace the Property Trustee or the Delaware Trustee, as such voting rights are vested exclusively in the holder of the Common Securities (except upon the occurrence of certain events described herein). The Property Trustee, the Administrative Trustees and the Company may amend the Trust Agreement without the consent of holders of Preferred Securities to ensure that the Trust will be classified for United States federal income tax purposes as a grantor trust even if such action adversely affects the interests of such holders. See "Description of the Preferred Securities--Voting Rights; Amendment of Trust Agreement" and "Description of the Preferred Securities--Removal of the Trustees."

PROPOSED TAX LEGISLATION

     On February 6, 1997, President Clinton proposed certain tax law changes (the "1997 Proposed Legislation") that would, among other things, generally deny corporate issuers a deduction for interest or OID in respect of certain debt obligations if such debt obligations have a maximum term in excess of 15 years and are not shown as indebtedness on the issuer's applicable consolidated balance sheet. The 1997 Proposed Legislation was not included in the Taxpayer Relief Act of 1997 as enacted, and was not included in President Clinton's 1999 budget proposal released in February 1998.

     However, if legislation similar to the 1997 Proposed Legislation is enacted in the future with retroactive effect, the Company would not be entitled to an interest deduction with respect to the Subordinated Debentures. There can be no assurance that legislation enacted after the date hereof will not adversely affect, in the manner proposed in the 1997 Proposed Legislation or otherwise, the ability of the Company to deduct the interest payable on the Subordinated Debentures. Consequently, there can be no assurance that a Tax Event will not occur. A Tax Event would permit the Company, upon approval of the Federal Reserve, if then required under applicable capital guidelines or policies of the Federal Reserve, to cause a redemption of the Preferred Securities before, as well as after, July 31, 2003. See "Description of the Subordinated Debentures--Redemption or Exchange", "Description of the Preferred Securities--Redemption or Exchange--Tax Event Redemption, Capital Treatment Event Redemption or Investment Company Event Redemption" and "Certain Federal Income Tax Consequences-- Effect of Proposed Changes in Tax Laws" and "Risk Factors--Redemption Upon Tax Event, Capital Treatment Event or Investment Company Event."

EXCHANGE OF PREFERRED SECURITIES FOR SUBORDINATED DEBENTURES

     The Company has the right at any time to dissolve, wind-up or terminate the Trust and cause the Subordinated Debentures to be distributed to the holders of the Preferred Securities in exchange therefor in liquidation of the Trust. The exercise of such right is subject to the Company having received prior approval of the Federal Reserve, if then required under applicable capital guidelines or policies of the Federal Reserve. The Company will have the right, in certain circumstances, to redeem the Subordinated Debentures in whole or in part, in lieu of a distribution of the Subordinated Debentures by the Trust, in which event the Trust will redeem the Trust Securities on a pro rata basis to the same extent as the Subordinated Debentures are redeemed by the Company. Any such distribution or redemption prior to the Stated Maturity will be subject to prior approval of the Federal Reserve, if then required under applicable capital guidelines or policies of the Federal Reserve. See "Description of the Preferred Securities--Redemption or Exchange--Tax Event Redemption, Capital Treatment Event Redemption or Investment Company Event Redemption."

     Under current United States federal income tax law, a distribution of Subordinated Debentures upon the dissolution of the Trust would not be a taxable event to holders of the Preferred Securities. If, however, the Trust is characterized as an association taxable as a corporation at the time of the dissolution of the Trust, the distribution of the Subordinated Debentures may constitute a taxable event to holders of Preferred Securities. Moreover, upon occurrence of a Tax Event, a dissolution of the Trust in which holders of the Preferred Securities receive cash may be a taxable event to such holders. See "Certain Federal Income Tax Consequences--Receipt of Subordinated Debentures or Cash Upon Liquidation of the Trust."

     There can be no assurance as to the market prices for the Preferred Securities or the Subordinated Debentures that may be distributed in exchange for Preferred Securities upon a dissolution or liquidation of the Trust. The Preferred Securities or the Subordinated Debentures, may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby. Because holders of Preferred Securities may receive Subordinated Debentures, prospective purchasers of Preferred Securities are also making an investment decision with regard to the Subordinated Debentures and should carefully review all the information regarding the Subordinated Debentures contained herein.

     If the Subordinated Debentures are distributed to the holders of Preferred Securities upon the liquidation of the Trust, the Company will use its best efforts to list the Subordinated Debentures on The Nasdaq Stock Market's National Market or such stock exchanges, if any, on which the Preferred Securities are then listed.

TRADING PRICE; ABSENCE OF PRIOR PUBLIC MARKET FOR THE PREFERRED SECURITIES

     The Preferred Securities may trade at prices that do not fully reflect the value of accrued but unpaid interest with respect to the underlying Subordinated Debentures. A holder of Preferred Securities who uses the accrual method of accounting (and a cash method holder if the Subordinated Debentures are deemed to be issued with original issue discount ("OID")) that disposes of its Preferred Securities between record dates for payments of Distributions (and consequently does not receive a Distribution from the Trust for the period prior to such disposition) will nevertheless be required to include accrued but unpaid interest (or OID) on the Subordinated

Debentures through the date of disposition in income as ordinary income and to add the amount of any accrued OID to its adjusted tax basis in its pro rata share of the underlying Subordinated Debentures deemed disposed of. Such holder will recognize a capital loss to the extent the selling price (which may not fully reflect the value of accrued but unpaid interest) is less than its adjusted tax basis (which will include all accrued OID). Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes. See "Certain Federal Income Tax Consequences--Disposition of Preferred Securities."

     There is no current public market for the Preferred Securities. Although application has been made to approve the Preferred Securities for quotation on The Nasdaq Stock Market's National Market, there can be no assurance that an active public market will develop for the Preferred Securities or that, if such market develops, the market price will equal or exceed the public offering price set forth on the cover page of this Prospectus. The public offering price for the Preferred Securities and the Distribution rate have been determined through negotiations between the Company and the Underwriters. Prices for the Preferred Securities will be determined in the marketplace and may be influenced by many factors, including prevailing interest rates, the liquidity of the market for the Preferred Securities, investor perceptions of the Company and general industry and economic conditions.

PREFERRED SECURITIES ARE NOT INSURED

     The Preferred Securities are not insured by the Bank Insurance Fund (the "BIF") or the Savings Association Insurance Fund (the "SAIF") of the Federal Deposit Insurance Corporation (the "FDIC") or by any other governmental agency.

EXPOSURE TO LOCAL ECONOMIC CONDITIONS

     Although the Bank makes loans throughout the State of Maryland, the Company's lending operations are concentrated primarily in the Bank's service areas. Consequently, adverse changes in economic conditions in those service areas, including a decline in the real estate market in the Bank's service areas would impair the Company's ability to collect loans and would otherwise have a negative effect on the financial condition of the Company.

INTEREST RATE RISK

     Changes in interest rates can have significant effects on the Company's profitability, which depends largely on its net interest income, the difference between the interest income received on interest earning assets and the interest expense incurred on interest bearing liabilities. The Company's net interest income and the market value of its assets and liabilities could be significantly affected by changes in interest rates. In a rising interest rate environment, the Company anticipates that its net interest income could be adversely affected as liabilities more quickly reprice to market interest rates than assets. Additionally, loans and mortgage backed securities in the Company's portfolio may prepay more rapidly than anticipated, reducing interest income as the Company is unable to reinvest the proceeds of such prepayments at comparable yields.

DIVIDEND RESTRICTIONS

     The ability of the Company to pay amounts due on the Subordinated Debentures is largely dependent on its receipt of dividends from the Bank. The amount of dividends that the Bank may pay to the Company is limited by various federal laws and by the regulations promulgated by their respective primary regulators, which impose certain minimum capital requirements.

                                 USE OF PROCEEDS

     The proceeds from the sale of the Preferred Securities will be used by the Trust to purchase the Subordinated Debentures from the Company. The net proceeds to the Company from the sale of the Subordinated Debentures are estimated to be $35.0 million (or $40.25 million if the Underwriters' over-allotment option is exercised in full) before deducting the Underwriters' compensation and estimated expenses. The Company proposes to use the net proceeds for general corporate purposes, including use in the Bank's lending and investment activities, and to allow the Company to pursue opportunities for future growth through possible acquisitions. Pending such uses, the net proceeds from the sale of the Subordinated Debentures may be invested in a variety of short term investment securities.


                       MARKET FOR THE PREFERRED SECURITIES

     Application has been made to have the Preferred Securities approved for quotation on the Nasdaq National Market under the symbol "FCNBP". There can be no assurance that such approval will be obtained. Sandler O'Neill & Partners, L.P. and Legg Mason Wood Walker, Incorporated, have informed the Company that they presently intend to make a market in the Preferred Securities. There can be no assurance, however, that an active and liquid trading market will develop for the Preferred Securities, or, if developed, that such a market will continue. The offering price and Distribution rate have been determined by negotiations among the Company and the Underwriters, and the offering price of the Preferred Securities may not be indicative of the market price following the offering. See "Underwriting."


                              ACCOUNTING TREATMENT

     The Trust will be treated, for financial reporting purposes, as a subsidiary of the Company and, accordingly, the accounts of the Trust will be included in the consolidated financial statements of the Company. The Preferred Securities will be presented as a separate category of long-term debt in the consolidated statement of financial condition of the Company under the caption "Guaranteed Preferred Beneficial Interests in the Company's Subordinated Debentures," and appropriate disclosures about the Preferred Securities, the Guarantee and the Subordinated Debentures will be included in the notes to consolidated financial statements. The Company will record Distributions payable on the Preferred Securities as an interest expense in the consolidated statements of operations for financial reporting purposes.

     All future reports of the Company filed under the Exchange Act will: (i) present the Trust Securities issued by the Trust on the statement of financial condition as a separate category of long-term debt entitled "Guaranteed Preferred Beneficial Interests in the Company's Subordinated Debentures;" (ii) include in a footnote to the financial statements disclosure that the sole assets of the Trust are the Subordinated Debentures (including the outstanding principal amount, interest rate and maturity date of such Subordinated Debentures); and (iii) include in a footnote to the financial statements disclosure that the Company owns all of the Common Securities of the Trust, the sole assets of the Trust are the Subordinated Debentures, and the back-up obligations, in the aggregate, constitute a full and unconditional guarantee by the Company of the obligations of the Trust under the Preferred Securities.

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of the Company at March 31, 1998, the unaudited pro forma combined capitalization of the Company as of March 31, 1998 as if the merger of Capital into the Bank had taken place, and such pro forma consolidated capitalization of the Company as adjusted to give effect to the issuance of the Preferred Securities by the Trust, and the sale of the Subordinated Debentures to the Trust by the Company. The as adjusted presentations assume that the Offering was completed by March 31, 1998, and that the Underwriters' over-allotment option was not exercised.



                                                                                      Pro Forma Combined
                                                       At March 31, 1998              At March 31, 1998
                                                    -------------------------      -------------------------
                                                                      As                             As
                                                     Actual        Adjusted         Actual        Adjusted
                                                    -------------------------      -------------------------
                                                                    (dollars in thousands)
Long-Term Debt:

  Guaranteed preferred beneficial interests in the
  Company's subordinated debentures                 $      -         $35,000       $      -         $35,000
                                                    =========================      =========================
Shareholders' Equity:

  Preferred Stock, par value $1.00 per share;
  1,000,000 authorized none issued                  $      -       $       -       $      -        $      -

  Common  Stock,  par value  $1.00 per share;
  20,000,000  shares  authorized;   5,915,442
  shares issued and outstanding, at March 31,
  1998,  and  7,143,182   shares  issued  and
  outstanding  in March  31,  1998 pro  forma
  combined based on 1.25 conversion  ratio in
  the merger.                                          5,915           5,915          7,143           7,143
  Capital surplus                                     43,445          43,445         50,892          50,892
  Retained earnings                                   26,134          26,134         27,290          27,290
  Accumulated other comprehensive income               4,153           4,153          4,168           4,168
                                                    -------------------------      -------------------------
    Total shareholders' equity                       $79,647         $79,647        $89,493         $89,493
                                                    =========================      =========================

Capital Ratios:

  Leverage ratio(1)(2)                                 8.03%          10.71%          7.89%          10.51%
  Tier 1 capital to risk - weighted assets(2)         11.08%          14.77%         10.95%          14.60%
  Total capital to risk - weighted assets(2)          11.95%          17.33%         11.85%          16.45%


(1) The leverage ratio is Tier 1 capital divided by quarterly average total assets less intangibles.

(2) The total risk-based capital ratio, as adjusted, is computed including the total estimated net proceeds from the sale of the Preferred Securities. Federal Reserve guidelines limit the amount of the Preferred Securities and cumulative perpetual preferred stock included in Tier 1 capital to an aggregate of 25% of Tier 1 capital, and accordingly the leverage and Tier 1 capital ratios are computed excluding $11.0 million and $7.25 million of the Preferred Securities in the As Adjusted columns for March 31, 1998, and Pro Forma Combined, respectively.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     The unaudited pro forma combined balance sheet and the unaudited pro forma combined statements of income of the Company set forth below give effect, using the pooling of interests method of accounting, to the proposed merger of Capital Bank, National Association ("Capital") with and into the Bank based upon an assumed conversion ratio of 1.25 shares of Company Common Stock for each share of Capital Common Stock outstanding as of each respective period end. The unaudited pro forma balance sheet is presented as though the proposed merger occurred on March 31, 1998. The unaudited pro forma combined income statements are presented as though the proposed merger occurred on January 1, 1995.

     The unaudited pro forma financial information set forth below is for illustrative purposes only and therefore is not necessarily indicative of the financial condition or results of operations of the Company as they would have been had the proposed merger occurred during the periods presented or as they may be in the future.

FCNB CORP AND SUBSIDIARY
PRO FORMA COMBINED BALANCE SHEET (Unaudited)
March 31, 1998

                                                                  Capital          Pro Forma         Pro Forma
                                               Company              Bank           Adjustments         Combined
                                               -----------       ------------      ------------       -----------
ASSETS                                                              (dollars in thousands)
Cash and due from banks                         $  28,986          $   8,618       $         -        $   37,604

Interest-bearing deposits in other banks              811                  -                 -               811
Federal funds sold                                 19,196             12,800                 -            31,996
                                               -----------       ------------      ------------       -----------
Cash and cash equivalents                          48,993             21,418                 -            70,411
                                               -----------       ------------      ------------       -----------
Loans held for sale                                 4,379                  -                 -             4,379
Investment securities held to maturity             44,810                  -                 -            44,810
Investment securities available for sale -        204,098             29,465                 -           233,563
at fair value
                                               -----------       ------------      ------------       -----------
Loans                                             573,557            104,167                 -           677,724
Less:    Allowance for credit losses              (5,711)            (1,067)                 -           (6,778)
Unearned income                                      (65)              (277)                 -             (342)
                                               -----------       ------------      ------------       -----------
Net loans                                         567,781            102,823                 -           670,604
                                               -----------       ------------      ------------       -----------
Bank premises and equipment                        22,416              1,275                 -            23,691
Other assets                                       34,421              1,402                 -            35,823
                                               -----------       ------------      ------------       -----------
Total assets                                     $926,898           $156,383       $         -        $1,083,281
                                               ===========       ============      ============       ===========
LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
Deposits:

Noninterest-bearing deposits                    $  84,153          $  27,053       $         -        $  111,206
Interest-bearing deposits                         548,818            100,939                 -           649,757
                                               -----------       ------------      ------------       -----------
Total deposits                                    632,971            127,992                 -           760,963
Short-term borrowings:
Federal funds purchased and securities sold
under agreements to repurchase                     34,449             15,970                 -            50,419
Other short-term borrowings                       173,137                747                 -           173,884
Accrued interest and other liabilities              6,694                538             1,290   (a)       8,522
                                               -----------       ------------      ------------       -----------
Total liabilities                                 847,251            145,247             1,290           993,788
                                               -----------       ------------      ------------       -----------
SHAREHOLDERS' EQUITY

Common Stock                                        5,915              5,893           (4,665)   (b)       7,143
Capital surplus                                    43,445              2,782             4,665   (b)      50,892
Retained earnings                                  26,134              2,446           (1,290)   (a)      27,290
Accumulated other comprehensive income              4,153                 15                 -             4,168
                                               -----------       ------------      ------------       -----------
Total shareholders' equity                         79,647             11,136           (1,290)            89,493
                                               -----------       ------------      ------------       -----------
Total liabilities and shareholders' equity       $926,898           $156,383       $         -        $1,083,281
                                               ===========       ============      ============       ===========


The pro forma combined balance sheet has not been adjusted to reflect any of the improvements in operating efficiencies that the Company anticipates may occur in the future due to the merger.

FCNB CORP AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (Unaudited) FOR THE THREE MONTHS ENDED MARCH 31, 1998


                                                                                             Pro Forma
                                                          Company         Capital Bank        Combined
                                                         -----------      -------------      -----------
Interest income:                                            (dollars in thousands, except per share
                                                                            amounts)
Interest and fees on loans                                  $12,716             $2,427          $15,143
Interest and dividends on investment securities:
  Taxable                                                     3,639                414            4,053
  Tax exempt                                                     67                  -               67
  Dividends                                                     228                  -              228
Interest on federal funds sold                                  144                271              415
Other interest income                                            10                  -               10
                                                         -----------      -------------      -----------
  Total interest income                                      16,804              3,112           19,916
                                                         -----------      -------------      -----------
Interest expense:

Interest on deposits                                          5,751              1,120            6,871
Interest on federal funds purchased and securities sold
  under agreements to repurchase                                637                217              854
Interest on other short-term borrowings                       2,208                  9            2,217
                                                         -----------      -------------      -----------
  Total interest expense                                      8,596              1,346            9,942
                                                         -----------      -------------      -----------
Net interest income                                           8,208              1,766            9,974
Provision for credit losses                                     100                 70              170
                                                         -----------      -------------      -----------
Net interest income after provision for credit losses         8,108              1,696            9,804
                                                         -----------      -------------      -----------
Noninterest income:

Service fees                                                    756                156              912
Net securities gains                                            152                  -              152
Gain on sale of loans                                           152                  -              152
Other operating income                                          724                 71              795
                                                         -----------      -------------      -----------
  Total noninterest income                                    1,784                227            2,011
                                                         -----------      -------------      -----------
Noninterest expenses:

Salaries and employee benefits                                3,574                641            4,215
Occupancy expenses                                              652                195              847
Equipment expenses                                              585                 68              653
Merger related expenses                                           4                  -                4
Other operating expenses                                      1,637                386            2,023
                                                         -----------      -------------      -----------
  Total noninterest expenses                                  6,452              1,290            7,742
                                                         -----------      -------------      -----------
Income before provision for income taxes                      3,440                633            4,073
Income tax expense                                            1,086                247            1,333
                                                         -----------      -------------      -----------
Net income                                                    2,354                386            2,740
                                                         -----------      -------------      -----------
Other  comprehensive  net  income,  net of tax:
Unrealized  gains  (losses)  on securities:
Unrealized holding gains (losses) arising during period         833               (15)              818
Less: reclassification adjustment for gains (losses)
  included in net income, net of taxes of $56                    96                  -               96
                                                         -----------      -------------      -----------
Other comprehensive net income                                  737               (15)              722
                                                         -----------      -------------      -----------
Comprehensive income                                         $3,091               $371           $3,462
                                                         ===========      =============      ===========
Net income - before merger related expenses                  $2,354               $386           $2,740
                                                         ===========      =============      ===========
Basic earnings per share                                      $0.40              $0.39            $0.38
Diluted earnings per share                                    $0.40              $0.38            $0.38
Basic earnings per share - before merger related              $0.40              $0.39            $0.38
expenses
Diluted earnings per share  - before merger related           $0.40              $0.39            $0.38
expenses
Basic weighted average number of shares outstanding       5,914,562            977,450        7,136,375
Diluted weighted average number of shares outstanding     5,937,324          1,004,207        7,192,583

The pro forma combined statement of income has not been adjusted to reflect any of the improvements in operating efficiencies that the Company anticipates may occur in the future due to the merger.

FCNB CORP AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (Unaudited) FOR THE THREE MONTHS ENDED MARCH 31, 1997


                                                                                                       Pro Forma
                                                                    Company         Capital Bank        Combined
                                                                   -----------      -------------      -----------
Interest income:                                                       (dollars in thousands, except per share
                                                                                      amounts)

Interest and fees on loans                                            $11,350             $2,191           $13,541
Interest and dividends on investment securities:
  Taxable                                                               2,956                344             3,300
  Tax exempt                                                               94                  -                94
  Dividends                                                               149                  -               149
Interest on federal funds sold                                            152                120               272
Other interest income                                                      33                  -                33
                                                                   -----------       ------------      ------------
  Total interest income                                                14,734              2,655            17,389
                                                                   -----------       ------------      ------------
Interest expense:

Interest on deposits                                                    5,267                847             6,114
Interest on federal funds purchased and securities sold
  under agreements to repurchase                                          668                162               830
Interest on other short-term borrowings                                 1,021                  7             1,028
                                                                   -----------       ------------      ------------
  Total interest expense                                                6,956              1,016             7,972
                                                                   -----------       ------------      ------------
Net interest income                                                     7,778              1,639             9,417
Provision for credit losses                                               231                 50               281
                                                                   -----------       ------------      ------------
Net interest income after provision for credit losses                   7,547              1,589             9,136
                                                                   -----------       ------------      ------------
Noninterest income:

Service fees                                                              627                118               745
Net securities gains                                                       87                  2                89
Gain on sale of loans                                                     148                  -               148
Other operating income                                                    431                 55               486
                                                                   -----------       ------------      ------------
  Total noninterest income                                              1,293                175             1,468
                                                                   -----------       ------------      ------------
Noninterest expense:

Salaries and employee benefits                                          3,103                607             3,710
Occupancy expenses                                                        620                213               833
Equipment expenses                                                        523                 69               592
Merger related expenses                                                   351                  0               351
Other operating expenses                                                1,621                406             2,027
                                                                   -----------       ------------      ------------
  Total noninterest expenses                                            6,218              1,295             7,513
                                                                   -----------       ------------      ------------
Income before provision for income taxes                                2,622                469             3,091
Income tax expense                                                        772                186               958
                                                                   -----------       ------------      ------------
Net Income                                                              1,850                283             2,133
                                                                   -----------       ------------      ------------
Other comprehensive net income, net of tax:
Unrealized gains (losses) on securities:

Unrealized holding gains (losses) arising during period               (1,013)              (100)           (1,113)
Less: reclassification adjustment for gains (losses) included in
 net income, net of taxes of $32, $1 and $33, respectively                 55                  1                56
                                                                   -----------       ------------      ------------
Other comprehensive net income                                        (1,068)              (101)           (1,169)
                                                                   -----------       ------------      ------------
Comprehensive income                                                     $782               $182              $964
                                                                   ===========       ============      ============
Net income - before merger related expenses                            $2,065               $283            $2,348
                                                                   ===========       ============      ============
Basic earnings per share                                                $0.31              $0.29             $0.30
Diluted earnings per share                                              $0.31              $0.29             $0.30
Basic earnings per share - before merger related expenses               $0.35              $0.29             $0.33
Diluted earnings per share - before merger related expenses             $0.35              $0.29             $0.33
Basic weighted average number of shares outstanding                 5,899,521            971,420         7,113,796
Diluted weighted average number of shares outstanding               5,910,848            986,101         7,143,474

The pro forma combined statement of income has not been adjusted to reflect any of the improvements in operating efficiencies that the Company anticipates may occur in the future due to the merger.

FCNB CORP AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (Unaudited) FOR THE YEAR ENDED DECEMBER 31, 1997


                                                                                                          Pro Forma
                                                                       Company         Capital Bank        Combined
                                                                      -----------      -------------      -----------
Interest income:                                                         (dollars in thousands, except per share
                                                                                         amounts)
Interest and fees on loans                                              $48,562             $9,166           $57,728
Interest and dividends on investment securities:
  Taxable                                                                13,181              1,463            14,644
  Tax exempt                                                                341                  -               341
  Dividends                                                                 618                  -               618
Interest on federal funds sold                                              389                807             1,196
Other interest income                                                       100                  -               100
                                                                      ----------       ------------      ------------
  Total interest income                                                  63,191             11,436            74,627
                                                                      ----------       ------------      ------------
Interest expense:

Interest on deposits                                                     22,143              4,068            26,211
Interest on federal funds purchased and securities sold
  under agreements to repurchase                                          2,819                609             3,428
Interest on other short-term borrowings                                   6,050                 32             6,082
                                                                      ----------       ------------      ------------
  Total interest expense                                                 31,012              4,709            35,721
                                                                      ----------       ------------      ------------
Net interest income                                                      32,179              6,727            38,906
Provision for credit losses                                               1,329                195             1,524
                                                                      ----------       ------------      ------------
Net interest income after provision for credit losses                    30,850              6,532            37,382
                                                                      ----------       ------------      ------------
Noninterest income:

Service fees                                                              2,855                548             3,403
Net securities gains                                                        580                  -               580
Gain on sale of loans                                                       407                  -               407
Other operating income                                                    2,278                298             2,576
                                                                      ----------       ------------      ------------
  Total noninterest income                                                6,120                846             6,966
                                                                      ----------       ------------      ------------
Noninterest expense:

Salaries and employee benefits                                           12,745              2,471            15,216
Occupancy expenses                                                        2,463                807             3,270
Equipment expenses                                                        2,027                282             2,309
Merger related expenses                                                     460                  -               460
Other operating expenses                                                  6,254              1,784             8,038
                                                                      ----------       ------------      ------------
  Total noninterest expenses                                             23,949              5,344            29,293
                                                                      ----------       ------------      ------------
Income before provision for income taxes                                 13,021              2,034            15,055
Income tax expense                                                        4,218                811             5,029
                                                                      ----------       ------------      ------------
Net Income                                                                8,803              1,223            10,026
                                                                      ----------       ------------      ------------
Other comprehensive net income, net of tax:
Unrealized gains (losses) on securities:

Unrealized holding gains (losses) arising during period                   3,268               (15)             3,253
Less: reclassification adjustment for gains (losses)
included in net income, net of taxes of $224                                356                  -               356
                                                                      ----------       ------------      ------------
Other comprehensive net income                                            2,912               (15)             2,897
                                                                      ----------       ------------      ------------
Comprehensive income                                                    $11,715             $1,208           $12,923
                                                                      ==========       ============      ============
Net income - before merger related expenses                              $9,088             $1,223           $10,311
                                                                      ==========       ============      ============
Basic earnings per share                                                  $1.49              $1.26             $1.41
Diluted earnings per share                                                $1.49              $1.22             $1.40
Basic earnings per share - before merger related expenses                 $1.54              $1.26             $1.45
Diluted earnings per share - before merger related expenses               $1.54              $1.22             $1.44
Basic weighted average number of shares outstanding                   5,903,868            972,360         7,119,318
Diluted weighted average number of shares outstanding                 5,918,571            999,493         7,167,937

The pro forma combined statement of income has not been adjusted to reflect any of the improvements in operating efficiencies that the Company anticipates may occur in the future due to the merger.

FCNB CORP AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (Unaudited) FOR THE YEAR ENDED DECEMBER 31, 1996


                                                                                             Pro Forma
                                                          Company         Capital Bank        Combined
                                                         -----------      -------------      -----------
Interest income:                                            (dollars in thousands, except per share
                                                                            amounts)
Interest and fees on loans                                  $42,948             $7,284          $50,232
Interest and dividends on investment securities:
  Taxable                                                     9,728              1,316           11,044
  Tax exempt                                                    505                  -              505
  Dividends                                                     539                  -              539
Interest on federal funds sold                                  759                504            1,263
Other interest income                                           174                  -              174
                                                         -----------      -------------      -----------
  Total interest income                                      54,653              9,104           63,757
                                                         -----------      -------------      -----------
Interest expense:

Interest on deposits                                         20,549              3,007           23,556
Interest on federal funds purchased and securities sold
  under agreements to repurchase                              1,357                527            1,884
Interest on other short-term borrowings                       2,762                 21            2,783
Interest on long-term debt                                      346                  -              346
                                                         -----------      -------------      -----------
  Total interest expense                                     25,014              3,555           28,569
                                                         -----------      -------------      -----------
Net interest income                                          29,639              5,549           35,188
Provision for credit losses                                     318                 90              408
                                                         -----------      -------------      -----------
Net interest income after provision for credit losses        29,321              5,459           34,780
                                                         -----------      -------------      -----------
Noninterest income:

Service fees                                                  2,454                477            2,931
Net securities gains                                            193                  -              193
Gain on sale of loans                                           305                  -              305
Other operating income                                        1,309                254            1,563
                                                         -----------      -------------      -----------
  Total noninterest income                                    4,261                731            4,992
                                                         -----------      -------------      -----------
Noninterest expense:

Salaries and employee benefits                               11,621              2,297           13,918
Occupancy expenses                                            2,419                752            3,171
Equipment expenses                                            1,599                245            1,844
Merger related expenses                                       2,865                  -            2,865
Other operating expenses                                      5,966              1,374            7,340
                                                         -----------      -------------      -----------
  Total noninterest expenses                                 24,470              4,668           29,138
                                                         -----------      -------------      -----------
Income before provision for income taxes                      9,112              1,522           10,634
Income tax expense                                            3,245                591            3,836
                                                         -----------      -------------      -----------
Net Income                                                    5,867                931            6,798
                                                         -----------      -------------      -----------
Other comprehensive net income, net of tax:
Unrealized gains (losses) on securities:

Unrealized holding gains (losses) arising during period          92                  -               92
Less: reclassification adjustment for gains (losses)
 included in net income, net of taxes of $75                    118                  -              118
                                                         -----------      -------------      -----------
Other comprehensive net income                                 (26)                  -             (26)
                                                         -----------      -------------      -----------
Comprehensive income                                         $5,841               $931           $6,772
                                                         ===========      =============      ===========
Net income - before merger related expenses                  $7,778               $931           $8,709
                                                         ===========      =============      ===========
Basic earnings per share                                      $0.99              $0.97            $0.95
Diluted earnings per share                                    $0.99              $0.96            $0.95
Basic earnings per share - before merger related              $1.31              $0.97            $1.22
expenses
Diluted earnings per share - before merger related            $1.31              $0.96            $1.22
expenses
Basic weighted average number of shares outstanding       5,919,977            960,200        7,120,227
Diluted weighted average number of shares outstanding     5,933,411            969,897        7,145,782

The pro forma combined statement of income has not been adjusted to reflect any of the improvements in operating efficiencies that the Company anticipates may occur in the future due to the merger.

FCNB CORP AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (Unaudited) FOR THE YEAR ENDED DECEMBER 31, 1995


                                                                                             Pro Forma
                                                          Company         Capital Bank        Combined
                                                         -----------      -------------      -----------
Interest income:                                            (dollars in thousands, except per share
                                                                            amounts)
Interest and fees on loans                                  $39,341             $5,692          $45,033
Interest and dividends on investment securities:
  Taxable                                                     9,292              1,052           10,344
  Tax exempt                                                  1,211                  -            1,211
  Dividends                                                     414                  -              414
Interest on federal funds sold                                  457                543            1,000
Other interest income                                           411                  -              411
                                                         -----------      -------------      -----------
  Total interest income                                      51,126              7,287           58,413
                                                         -----------      -------------      -----------
Interest expense:

Interest on deposits                                         19,361              2,404           21,765
Interest on federal funds purchased and securities sold
  under agreements to repurchase                              1,122                380            1,502
Interest on other short-term borrowings                       1,882                 33            1,915
Interest on long-term debt                                      394                  -              394
                                                         -----------      -------------      -----------
  Total interest expense                                     22,759              2,817           25,576
                                                         -----------      -------------      -----------
Net interest income                                          28,367              4,470           32,837
Provision for credit losses                                     710                370            1,080
                                                         -----------      -------------      -----------
Net interest income after provision for credit losses        27,657              4,100           31,757
                                                         -----------      -------------      -----------
Noninterest income:

Service fees                                                  2,104                512            2,616
Net securities gains                                            123                  -              123
Gain on sale of loans                                           315                  -              315
Other operating income                                        1,376                264            1,640
                                                         -----------      -------------      -----------
  Total noninterest income                                    3,918                776            4,694
                                                         -----------      -------------      -----------
Noninterest expense:

Salaries and employee benefits                               11,193              2,126           13,319
Occupancy expenses                                            1,683                708            2,391
Equipment expenses                                            1,438                172            1,610
Merger related expenses                                         303                  -              303
Other operating expenses                                      6,072              1,299            7,371
                                                         -----------      -------------      -----------
  Total noninterest expenses                                 20,689              4,305           24,994
                                                         -----------      -------------      -----------
Income before provision for income taxes                     10,886                571           11,457
Income tax expense                                            3,888              (705)            3,183
                                                         -----------      -------------      -----------
Net Income                                                    6,998              1,276            8,274
                                                         -----------      -------------      -----------
Other comprehensive net income, net of tax:
Unrealized gains (losses) on securities:

Unrealized holding gains (losses) arising during period       2,755                195            2,950
Less: reclassification adjustment for gains (losses)
included in net income, net of taxes of $48                      75                  -               75
                                                         -----------      -------------      -----------
Other comprehensive net income                                2,680                195            2,875
                                                         -----------      -------------      -----------
Comprehensive income                                         $9,678             $1,471          $11,149
                                                         ===========      =============      ===========
Net income - before merger related expenses                  $7,301             $1,276           $8,577
                                                         ===========      =============      ===========
Basic earnings per share                                      $1.19              $1.42            $1.18
Diluted earnings per share                                    $1.19              $1.42            $1.18
Basic earnings per share - before merger related              $1.24              $1.42            $1.22
expenses
Diluted earnings per share - before merger related            $1.24              $1.42            $1.22
expenses
Basic weighted average number of shares outstanding       5,881,129            896,881        7,002,230
Diluted weighted average number of shares outstanding     5,895,803            900,185        7,021,034

The pro forma combined statement of income has not been adjusted to reflect any of the improvements in operating efficiencies that the Company anticipates may occur in the future due to the merger.

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

(a) Represents the estimated merger costs that will be incurred by the Company and Capital. These costs are not reflected in the Pro Forma Combined Statements of Income since these items do not have a continuing impact on the Company following the merger. The following table summarizes the financial impact of the additional accruals as reflected in the Pro Forma Combined Balance Sheet (in thousands):

Merger-Related Costs:

Compensation (severance and related costs)                         $     650
Transaction costs (including investment bankers,
 attorneys and accountants)                                              600
Data processing contract termination                                     200
Miscellaneous expenses                                                   300
                                                                   ----------
Total merger-related costs                                             1,750
Income tax effect                                                        460
                                                                   ----------
Net after tax adjustments                                          $   1,290
                                                                   ==========

     The above estimated merger-related costs that will be incurred by the Company and Capital include expenses that are estimated to be incurred from the transaction. Compensation costs include estimated severance to Capital employees and other related expenses as a result of merging administrative staff.

(b) Represents the redemption of Capital's outstanding $6.00 per common share par value, totalling $5.89 million, the issuance of the Company's $1.00 per common share par value, totalling $1.23 million, based on the assumed 1.25 conversion ratio, and the net effect on capital surplus.

(c) Pro Forma Combined Company and Capital basic and diluted per Common Share data have been determined based upon: (i) the combined historical net income of the Company and Capital; and (ii) the combined historic weighted average common equivalent shares of the Company and Capital. For purposes of this determination, Capital's historical weighted average common shares outstanding were increased to reflect the assumed 1.25 conversion ratio in the merger.

                                   THE COMPANY

     The Company was organized in 1986 to serve as the holding company for FCNB Bank (the "Bank"), its principal operating subsidiary. The Bank, which was originally chartered in 1818, was converted from a national bank charter to a Maryland commercial bank in 1993, and is engaged in a general commercial and consumer banking business, serving individuals and businesses in Frederick, Anne Arundel, Carroll, Howard, Montgomery and Prince George's counties in Maryland. The Bank is the sixth largest commercial banking institution headquartered in Maryland.

     The Bank is engaged in the financing of commerce and industry, providing credit facilities and related services principally for businesses located in its market areas. The Bank offers all forms of commercial lending, including lines of credit, revolving credits, term loans, accounts receivable financing, real estate loans and other forms of secured financing. The Bank also provides a wide range of personal banking services to consumers, including checking and savings account products, installment and personal loans, credit cards, home equity and mortgage loans, automobile loans, safe deposit boxes and other services.

     At March 31, 1998, the Company had assets of approximately $926.9 million, total deposits of approximately $633.0 million, and total shareholders' equity of approximately $79.6 million. The principal executive office of the Company is located at 7200 FCNB Court, Frederick, Maryland 21703, and its telephone number is (301) 662-2191.

     Over the past five years, the Company has achieved significant growth in assets. From 1993 to 1997, the Company's assets grew at an 11.1% compound annual growth rate, and increased by $8.8 million, or 0.96% in the first three months of 1998. The Company has achieved its growth both internally and through acquisition. In addition to a recently completed branch purchase transaction, the Company has completed three whole bank acquisitions since 1995, consummating the acquisition of Elkridge Bank (March 1995), of Laurel Federal Savings Bank (January 1996) and Odenton Federal Savings and Loan Association (April 1996), as well as a number of smaller branch transactions. The Company has also had a history of earnings growth. Net income (before extraordinary charges and merger related expenses) grew at a compound annual growth rate of 7.2% from 1993 to 1997. For the five year period from 1993 to 1997, the Company's average annual return on average assets (before merger-related expenses) was 1.15%. The annualized return on average equity and the annualized return on average assets for the three months ended March 31, 1998 were 12.11% and 1.04%, respectively.

     The Company routinely explores opportunities for additional growth and expansion of its core banking business and related activities, including the acquisition of companies engaged in banking or other related activities, and internally generated growth. There can be no assurance, however, that the Company will be able to grow, or if it does, that any such growth or expansion will result in an increase in the Company's earnings, dividends, book value or market value of its securities.

RECENT DEVELOPMENTS

     On June 23, 1998, the Company entered into an Agreement and Plan of Reorganization and Merger pursuant to which it will acquire Capital Bank, National Association ("Capital"), through the merger of Capital with and into the Bank. Capital, the main office of which is in Rockville, Maryland, has three branches, two located in the District of Columbia and one in Tysons Corner, Virginia. FCNB anticipates that it will issue approximately 1,300,000 shares of common stock in connection with the transaction, subject to adjustment, for an aggregate deal value of approximately $42.0 million. At March 31, 1998, Capital had total assets of approximately $156.4 million, deposits of $128.0 million, and total shareholders' equity of $11.14 million. For the three months ended March 31, 1998 and the year ended December 31, 1997, Capital had net income of $386,000 and $1.2 million, respectively. It is anticipated that the merger will be accounted for as a pooling of interests. The Company anticipates that it will incur one-time pretax charges of approximately $1.75 million upon consummation of the merger. The consummation of the merger remains subject to regulatory and shareholder approvals, and the satisfaction of a number of other conditions. FCNB currently anticipates that the merger will be consummated in the fourth quarter of 1998.

     On June 26, 1998, the Bank consummated a transaction pursuant to which it assumed the deposit liabilities, and purchased certain assets, relating to four branches of First Virginia Bank-Maryland located in Montgomery County, Maryland, and three branches of its sister bank, Farmer's Bank of Maryland, located in Baltimore County, Maryland. The seven branches held approximately $48.0 million in deposits at December 31, 1997. The purchase and assumption transaction brings the total number of branches operated by the Company to 28, its total deposits to approximately $681.0 million and its total assets to approximately $974.9 million.


                                    THE TRUST

     FCNB Capital Trust (the "Trust") is a statutory business trust formed under Delaware law pursuant to: (i) a trust agreement, dated as of May 6, 1998, executed by the Company, as depositor, and the trustees of the Trust (together with the Property Trustee, the "Trustees"), and (ii) a certificate of trust filed with the Secretary of State of the State of Delaware on May 7, 1998. The initial trust agreement will be amended and restated in its entirety (as so amended and restated, the "Trust Agreement") substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The Trust Agreement will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

     Upon issuance of the Preferred Securities, the purchasers thereof will own all of the Preferred Securities. The Company will acquire all of the Common Securities, which will represent an aggregate liquidation amount equal to at least 3% of the total capital of the Trust. The Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities, except that upon the occurrence and during the continuance of an Event of Default (as defined herein) under the Trust Agreement resulting from a Debenture Event of Default, the rights of the Company as holder of the Common Securities to payment in respect of Distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of the holders of the Preferred Securities. See "Description of the Preferred Securities--Subordination of Common Securities."

     The Trust exists for the exclusive purposes of: (i) issuing the Trust Securities representing undivided beneficial interests in the assets of the Trust; (ii) investing the gross proceeds of the Trust Securities in the Subordinated Debentures issued by the Company; and (iii) engaging in only those other activities necessary, advisable, or incidental thereto. The Subordinated Debentures and payments thereunder will be the only assets of the Trust and payments under the Subordinated Debentures will be the only revenue of the Trust. The Trust has a term of 35 years, but may terminate earlier as provided in the Trust Agreement.

     The principal executive office of the Trust is located at 7200 FCNB Court, Frederick, Maryland 21703, and its telephone number is (301) 662-2191.

     The number of Trustees will, pursuant to the Trust Agreement, as amended, initially be five. Three of the Trustees (the "Administrative Trustees") will be persons who are employees or officers of, or who are affiliated with, the Company. The fourth trustee will be a financial institution that is unaffiliated with the Company, which trustee will serve as institutional trustee under the Trust Agreement and as indenture trustee for the purposes of compliance with the provisions of the Trust Indenture Act (the "Property Trustee"). State Street Bank and Trust Company, a state chartered trust company organized under the laws of the Commonwealth of Massachusetts, will be the Property Trustee until removed or replaced by the holder of the Common Securities. For purposes of compliance with the provisions of the Trust Indenture Act, State Street Bank and Trust Company will also act as trustee (the "Guarantee Trustee") under the Guarantee and as Debenture Trustee (as defined herein) under the Indenture. The fifth trustee will be an entity that maintains its principal place of business in the State of Delaware (the "Delaware Trustee"). Wilmington Trust Company, a Delaware chartered trust company, will act as Delaware Trustee.

     The Property Trustee will hold title to the Subordinated Debentures for the benefit of the holders of the Trust Securities and in such capacity will have the power to exercise all rights, powers and privileges under the Indenture. The Property Trustee will also maintain exclusive control of a segregated non-interest-bearing bank account (the "Property Account") to hold all payments made in respect of the Subordinated Debentures for the benefit of the holders of the Trust Securities. The Property Trustee will make payments of Distributions and payments on liquidation, redemption and otherwise to the holders of the Trust Securities out of funds from the Property Account. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Preferred Securities. The Company, as the holder of all the Common Securities, will have the right to appoint, remove or replace any Trustee and to increase or decrease the number of Trustees. The Company will pay all fees and expenses related to the Trust and the offering of the Trust Securities.

     The rights of the holders of the Preferred Securities, including economic rights, rights to information and voting rights, are set forth in the Trust Agreement, the Delaware Business Trust Act (the "Trust Act") and the Trust Indenture Act. See "Description of the Preferred Securities."

                     DESCRIPTION OF THE PREFERRED SECURITIES

     The Preferred Securities will be issued pursuant to the terms of the Trust Agreement. The Trust Agreement will be qualified as an indenture under the Trust Indenture Act. The Property Trustee, State Street Bank and Trust Company, will act as indenture trustee for the Preferred Securities under the Trust Agreement for purposes of complying with the provisions of the Trust Indenture Act. The terms of the Preferred Securities will include those stated in the Trust Agreement and those made part of the Trust Agreement by the Trust Indenture Act. The following summary of the material terms and provisions of the Preferred Securities and the Trust Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Agreement, the Trust Act, and the Trust Indenture Act. Wherever particular defined terms of the Trust Agreement are referred to, but not defined herein, such defined terms are incorporated herein by reference. The form of the Trust Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

GENERAL

     Pursuant to the terms of the Trust Agreement, the Trustees, on behalf of the Trust, will issue the Trust Securities. All of the Common Securities will be owned by the Company. The Preferred Securities will represent preferred undivided beneficial interests in the assets of the Trust, and the holders thereof will be entitled to a preference in certain circumstances with respect to Distributions and amounts payable on redemption or liquidation over the Common Securities, as well as other benefits as described in the Trust Agreement. The Trust Agreement does not permit the issuance by the Trust of any securities other than the Trust Securities or the incurrence of any indebtedness by the Trust.

     The Preferred Securities will rank pari passu, and payments will be made thereon pro rata, with the Common Securities, except as described under
"--Subordination of Common Securities." Legal title to the Subordinated Debentures will be held by the Property Trustee in trust for the benefit of the holders of the Trust Securities. The Guarantee executed by the Company for the benefit of the holders of the Preferred Securities will be a guarantee on a subordinated basis with respect to the Preferred Securities, but will not guarantee payment of Distributions or amounts payable on redemption or liquidation of such Preferred Securities when the Trust does not have funds on hand available to make such payments. State Street Bank and Trust Company, as Guarantee Trustee, will hold the Guarantee for the benefit of the holders of the Preferred Securities. See "Description of the Guarantee."

DISTRIBUTIONS

     Payment of Distributions. Distributions on each Preferred Security will be payable at the annual rate of 8.25% of the stated Liquidation Amount, payable quarterly in arrears on the last day of January, April, July and October of each year, to the holders of the Preferred Securities on the relevant record dates (each date on which Distributions are payable in accordance with the foregoing, a "Distribution Date"). Distributions on the Preferred Securities will be payable to the holders thereof as they appear on the register of holders of the Preferred Securities on the relevant record dates, which will be the 15th day of the month in which the relevant Distribution Date occurs. Distributions will accumulate from July 20, 1998, the date of original issuance. The first Distribution Date for the Preferred Securities will be October 31, 1998. The amount of Distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which Distributions are payable on the Preferred Securities is not a Business Day, then payment of the Distributions payable on such date will be made on the next succeeding day that is a Business Day (and without any additional Distributions, interest or other payment in respect of any such delay) with the same force and effect as if made on the date such payment was originally due and payable. "Business Day" means any day other than a Saturday or a Sunday, a day on which banking institutions in the City of New York are authorized or required by law or executive order to remain closed, or a day on which the corporate trust office of the Property Trustee or the Debenture Trustee is closed for business.

     Extension Period. The Company has the right under the Indenture, so long as no Debenture Event of Default has occurred and is continuing, to defer the payment of interest on the Subordinated Debentures at any time, or from time to time (each, an "Extension Period"), which, if exercised, would defer quarterly Distributions on the Preferred Securities during any such Extension Period.
Distributions to which holders of the Preferred Securities are entitled, but which are deferred during the Extension Period, will accumulate additional Distributions thereon at the rate per annum of 8.25% thereof, compounded quarterly from the relevant Distribution Date. "Distributions," as used herein, includes any such additional Distributions. The right to defer the payment of interest on the Subordinated Debentures is limited, however, to a period, in each instance, not exceeding 20 consecutive quarters and no Extension Period may extend beyond the Stated Maturity of the Subordinated Debentures. During any such Extension Period, the Company may not: (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company's capital stock; (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu with or junior in interest to the Subordinated Debentures; (iii) make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks pari passu with or junior in interest to the Subordinated Debentures; or (iv) redeem, purchase or acquire less than all of the Subordinated Debentures or any of the Preferred Securities (except that the Company may make: (a) dividends or distributions payable in common stock of the Company; (b) any declaration of a dividend in connection with the implementation of a stockholder rights plan, any issuance under any such plan, or the repurchase or redemption of any such rights pursuant thereto; (c) payments under the Guarantee; and (d) purchases of common stock of the Company in connection with the distribution or sale of shares of Company common stock pursuant to the benefit plans of the Company and any subsidiary for its directors, officers or employees). Prior to the termination of any such Extension Period, the Company may further defer the payment of interest; provided that such Extension Period may not exceed 20 consecutive quarters or extend beyond the Stated Maturity of the Subordinated Debentures. Upon the termination of any such Extension Period and the payment of all amounts then due, the Company may elect to begin a new Extension Period, subject to the above requirements. Subject to the foregoing, there is no limitation on the number of times that the Company may elect to begin an Extension Period.

     The  Company  has no current  intention  of  exercising  its right to defer
payments  of  interest  by  extending  the  interest   payment   period  on  the
Subordinated Debentures.

     Source Of Distributions. The funds of the Trust available for distribution to holders of its Preferred Securities will be limited to payments under the Subordinated Debentures in which the Trust will invest the proceeds from the issuance and sale of its Trust Securities. See "Description of the Subordinated Debentures." Distributions will be paid through the Property Trustee who will hold amounts received in respect of the Subordinated Debentures in the Property Account for the benefit of the holders of the Trust Securities. If the Company does not make interest payments on the Subordinated Debentures, the Property Trustee will not have funds available to pay Distributions on the Preferred Securities. The payment of Distributions (if and to the extent the Trust has funds legally available for the payment of such Distributions and cash sufficient to make such payments) is guaranteed by the Company. See "Description of the Guarantee."

REDEMPTION OR EXCHANGE

     General. The Subordinated Debentures will mature on July 31, 2028. The Company will have the right to redeem the Subordinated Debentures: (i) on or after July 31, 2003, in whole at any time or in part from time to time, or (ii) at any time, in whole (but not in part), within 90 days following the occurrence of a Tax Event, a Capital Treatment Event or an Investment Company Event, in each case subject to receipt of prior approval by the Federal Reserve, if then required under applicable capital guidelines or policies of the Federal Reserve. The Company will not have the right to purchase the Subordinated Debentures, in whole or in part, from the Trust until after July 31, 2003. See "Description of the Subordinated Debentures--General."

     Mandatory Redemption. Upon the repayment or redemption, in whole or in part, of any Subordinated Debentures, whether at Stated Maturity or upon earlier redemption as provided in the Indenture, the proceeds from such repayment or redemption will be applied by the Property Trustee to redeem a Like Amount (as defined herein) of the Trust Securities, upon not less than 30 nor more than 60 days notice, at a redemption price (the "Redemption Price") equal to the aggregate Liquidation Amount of such Trust Securities, plus accumulated but unpaid Distributions thereon to the date of redemption (the "Redemption Date"). See "Description of the Subordinated Debentures--Redemption or Exchange." If less than all of the Subordinated Debentures are to be repaid or redeemed on a Redemption Date, then the proceeds from such repayment or redemption will be allocated to the redemption of the Trust Securities pro rata.

     Distribution of Subordinated Debentures. Subject to the Company having received prior approval of the Federal Reserve, if so required under applicable capital guidelines or policies of the Federal Reserve, the Company will have the right at any time to dissolve, wind-up or terminate the Trust and, after satisfaction of the liabilities of creditors of the Trust as provided by applicable law, cause the Subordinated Debentures to be distributed to the holders of Trust Securities in liquidation of the Trust. See "--Liquidation Distribution Upon Termination."

     Tax Event  Redemption,  Capital  Treatment  Event  Redemption or Investment
Company Event Redemption. If a Tax Event, a Capital Treatment Event or an Investment Company Event in respect of the Trust Securities occurs and is continuing, the Company has the right to redeem the Subordinated Debentures in whole (but not in part) and thereby cause a mandatory redemption of such Trust Securities at any time, in whole (but not in part,) at the Redemption Price, within 90 days following the occurrence of such Tax Event, Capital Treatment Event or Investment Company Event. In the event a Tax Event, a Capital Treatment Event or an Investment Company Event in respect of the Trust Securities has occurred and the Company does not elect to redeem the Subordinated Debentures and thereby cause a mandatory redemption of such Trust Securities or to liquidate the Trust and cause the Subordinated Debentures to be distributed to holders of such Trust Securities in liquidation of the Trust as described below under "--Liquidation Distribution Upon Termination," such Preferred Securities will remain outstanding and Additional Interest (as defined herein) may be payable on the Subordinated Debentures. See "Risk Factors--Redemption upon Tax Event, Capital Treatment Event or Investment Company Event."

     "Additional Interest" means the additional amounts as may be necessary in order that the amount of Distributions then due and payable by the Trust on the outstanding Trust Securities will not be reduced as a result of any additional taxes, duties and other governmental charges to which the Trust has become subject as a result of a Tax Event.

     "Like Amount" means: (i) with respect to a redemption of Trust Securities, Trust Securities having a Liquidation Amount equal to that portion of the principal amount of Subordinated Debentures to be contemporaneously redeemed in accordance with the Indenture, which will be used to pay the Redemption Price of such Trust Securities, and (ii) with respect to a distribution of Subordinated Debentures to holders of Trust Securities in connection with a dissolution or liquidation of the Trust, Subordinated Debentures having a principal amount equal to the Liquidation Amount of the Trust Securities of the holder to whom such Subordinated Debentures are distributed. Each Subordinated Debenture distributed pursuant to clause (ii) above will carry with it accumulated interest in an amount equal to the accumulated and unpaid interest then due on such Subordinated Debentures.

     "Liquidation Amount" means the stated amount of $25 per Trust Security.

     After the liquidation date fixed for any distribution of Subordinated Debentures for Preferred Securities (i) such Preferred Securities will no longer be deemed to be outstanding, and (ii) any certificates representing Preferred Securities will be deemed to represent the Subordinated Debentures having a principal amount equal to the Liquidation Amount of such Preferred Securities, and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid Distributions on the Preferred Securities until such certificates are presented to the Administrative Trustees or their agent for transfer or reissuance.

     There can be no assurance as to the market prices for the Preferred Securities or the Subordinated Debentures that may be distributed in exchange for Preferred Securities if a dissolution and liquidation of the Trust were to occur. The Preferred Securities that an investor may purchase, or the
Subordinated Debentures that an investor may receive on dissolution and liquidation of the Trust, may, therefore, trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby.

REDEMPTION PROCEDURES

     Preferred Securities redeemed on each Redemption Date will be redeemed at the Redemption Price with the applicable proceeds from the contemporaneous redemption of the Subordinated Debentures. Redemptions of the Preferred Securities will be made and the Redemption Price will be payable on each Redemption Date only to the extent that the Trust has funds on hand available for the payment of such Redemption Price. See "--Subordination of Common Securities."

     If the Trust gives a notice of redemption in respect of its Preferred Securities, then, by 12:00 noon, eastern standard time, on the Redemption Date, to the extent funds are available, the Property Trustee will irrevocably deposit with the paying agent for the Preferred Securities funds sufficient to pay the aggregate Redemption Price, and will give the paying agent for the Preferred Securities irrevocable instructions and authority to pay the Redemption Price to the holders thereof upon surrender of their certificates evidencing such Preferred Securities. Notwithstanding the foregoing, Distributions payable on or prior to the Redemption Date for any Preferred Securities called for redemption will be payable to the holders of such Preferred Securities on the relevant record dates for the related Distribution Dates. If notice of redemption will have been given and funds deposited as required, then upon the date of such deposit, all rights of the holders of such Preferred Securities so called for redemption will cease, except the right of the holders of such Preferred Securities to receive the Redemption Price, but without interest on such Redemption Price, and such Preferred Securities will cease to be outstanding. In the event that any date fixed for redemption of Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (and without any additional Distribution, interest or other payment in respect of any such delay) with the same force and effect as if made on such date. In the event that payment of the Redemption Price in respect of Preferred Securities called for redemption is improperly withheld or refused and not paid either by the Trust, or by the Company pursuant to the Guarantee, Distributions on such Preferred Securities will continue to accrue at the applicable rate, from the Redemption Date originally established by the Trust for such Preferred Securities to the date such Redemption Price is actually paid, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the Redemption Price. See "Description of the Guarantee."

     Subject to applicable law (including, without limitation, United States federal securities law), and provided that the Company does not and is not continuing to exercise its right to defer interest payments, the Company or its subsidiaries may at any time and from time to time purchase outstanding Preferred Securities by tender, in the open market or by private agreement.

     Payment of the Redemption Price on the Preferred Securities will be made to the recordholders thereof as they appear on the register for the Preferred Securities on the record date, which date will be the date 15 days prior to the Redemption Date. In the event of the liquidation of the Trust, the Subordinated Debentures will be distributed to holders of Preferred Securities as they appear on the register for the Preferred Securities on the record date, which will be not more than 45 days prior to the Liquidation Date.

     If less than all of the Trust Securities are to be redeemed on a Redemption Date, then the aggregate Liquidation Amount of such Trust Securities to be redeemed will be allocated pro rata to the Trust Securities based upon the relative Liquidation Amounts of such classes. The particular Preferred Securities to be redeemed will be selected by the Property Trustee from the outstanding Preferred Securities not previously called for redemption, by such method as the Property Trustee deems fair and appropriate and which may provide for the selection for redemption of portions (equal to $25 or an integral multiple of $25 in excess thereof) of the Liquidation Amount of Preferred Securities of a denomination larger than $25. The Property Trustee will promptly notify the registrar for the Preferred Securities in writing of the Preferred Securities selected for redemption and, in the case of any Preferred Securities selected for partial redemption, the Liquidation Amount thereof to be redeemed. For all purposes of the Trust Agreement, unless the context otherwise requires, all provisions relating to the redemption of Preferred Securities will relate to the portion of the aggregate Liquidation Amount of Preferred Securities which has been or is to be redeemed.

     Notice of any redemption will be mailed at least 30 days, but not more than 60 days, before the Redemption Date to each holder of Trust Securities to be redeemed at its registered address. Unless the Company defaults in payment of the redemption price on the Subordinated Debentures, on and after the Redemption Date interest will cease to accrue on such Subordinated Debentures or portions thereof (and Distributions will cease to accrue on the related Preferred Securities or portions thereof) called for redemption.

SUBORDINATION OF COMMON SECURITIES

     Payment of Distributions on, and the Redemption Price of, the Preferred Securities and Common Securities, as applicable, will be made pro rata based on the Liquidation Amount of the Preferred Securities and Common Securities; provided, however, that if on any Distribution Date or Redemption Date a Debenture Event of Default has occurred and is continuing, no payment of any Distribution on, or Redemption Price of, any of the Common Securities, and no other payment on account of the redemption, liquidation or other acquisition of such Common Securities, will be made unless payment in full in cash of all accumulated and unpaid Distributions on all of the outstanding Preferred Securities for all Distribution periods terminating on or prior thereto, or in the case of payment of the Redemption Price, the full amount of such Redemption Price on all of the outstanding Preferred Securities then called for redemption, will have been made or provided for, and all funds available to the Property Trustee will first be applied to the payment in full in cash of all Distributions on, or Redemption Price of, the Preferred Securities then due and payable.

     In the case of any Event of Default resulting from a Debenture Event of Default, the Company as holder of the Common Securities will be deemed to have waived any right to act with respect to any such Event of Default under the Trust Agreement until the effect of all such Events of Default with respect to the Preferred Securities have been cured, waived or otherwise eliminated. Until any such Events of Default under the Trust Agreement with respect to the Preferred Securities has been so cured, waived or otherwise eliminated, the Property Trustee will act solely on behalf of the holders of the Preferred Securities and not on behalf of the Company, as holder of the Common Securities, and only the holders of the Preferred Securities will have the right to direct the Property Trustee to act on their behalf.

LIQUIDATION DISTRIBUTION UPON TERMINATION

     The Company will have the right at any time to dissolve, wind-up or terminate the Trust and cause the Subordinated Debentures to be distributed to the holders of the Preferred Securities. Such right is subject, however, to the Company having received prior approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve.

     Additionally, pursuant to the Trust Agreement, the Trust will automatically dissolve upon expiration of its term, and will dissolve earlier on the first to occur of: (i) certain events of bankruptcy, dissolution or liquidation of the Company; (ii) the distribution of a Like Amount of the Subordinated Debentures to the holders of its Trust Securities, if the Company, as depositor, has given written direction to the Property Trustee to terminate the Trust (which direction is optional and wholly within the discretion of the Company, as depositor); (iii) redemption of all of the Preferred Securities as described under "Description of the Preferred Securities--Redemption or Exchange--Mandatory Redemption;" or (iv) the entry of an order for the dissolution of the Trust by a court of competent jurisdiction (each an "Early Termination Event").

     If an Early Termination Event described in clause (i), (ii) or (iv) of the preceding paragraph occurs, the Trust will be liquidated by the Trustees as expeditiously as the Trustees determine to be possible by distributing, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, to the holders of such Trust Securities a Like Amount of the Subordinated Debentures, unless such distribution is determined by the Property Trustee not to be practical, in which event such holders will be entitled to receive out of the assets of the Trust available for distribution to holders, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, an amount equal to, in the case of holders of Preferred Securities, the aggregate of the Liquidation Amount plus accrued and unpaid Distributions
thereon  to  the  date  of  payment   (such   amount   being  the   "Liquidation
Distribution"). If such Liquidation Distribution can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the Trust on the Preferred Securities will be paid on a pro rata basis. The Company, as the holder of the Common Securities, will be entitled to receive distributions upon any such liquidation pro rata with the holders of the Preferred Securities, except that, if a Debenture Event of Default has occurred and is continuing, the Preferred Securities will have a priority over the Common Securities. See "--Subordination of Common Securities."

     Under current United States federal income tax law and interpretations and assuming, as expected, that the Trust is treated as a grantor trust, a distribution of the Subordinated Debentures should not be a taxable event to holders of the Preferred Securities. Should there be a change in law, a change in legal interpretation, a Tax Event or other circumstances, however, the distribution could be a taxable event to holders of the Preferred Securities. See "Certain Federal Income Tax Consequences--Receipt of Subordinated Debentures or Cash Upon Liquidation of the Trust." If the Company elects neither to redeem the Subordinated Debentures prior to maturity nor to liquidate the Trust and distribute the Subordinated Debentures to holders of the Preferred Securities, the Preferred Securities will remain outstanding until the repayment of the Subordinated Debentures.

     If the Company elects to dissolve the Trust and thereby causes the Subordinated Debentures to be distributed to holders of the Preferred Securities in liquidation of the Trust, the Company will continue to have the right to shorten the maturity of such Subordinated Debentures, subject to certain conditions. See "Description of the Subordinated Debentures--General."

LIQUIDATION VALUE

     The amount of the Liquidation Distribution payable on the Preferred Securities in the event of any liquidation of the Trust is $25 per Preferred Security, plus accrued and unpaid Distributions thereon to the date of payment, which may be in the form of a distribution of such amount in Subordinated Debentures, subject to certain exceptions. See "--Liquidation Distribution Upon Termination."

EVENTS OF DEFAULT; NOTICE

     Any one of the following events constitutes an event of default under the Trust Agreement (an "Event of Default") with respect to the Preferred Securities (whatever the reason for such Event of Default and whether voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

     (i) the occurrence of a Debenture Event of Default (see "Description of the Subordinated Debentures--Debenture Events of Default"); or

     (ii) default by the Trust or the Property Trustee in the payment of any Distribution when it becomes due and payable, and continuation of such default for a period of 30 days; or

     (iii) default by the Trust or the Property Trustee in the payment of any Redemption Price of any Trust Security when it becomes due and payable; or

     (iv) default in the performance, or breach, in any material respect, of any covenant or warranty of the Trustees in the Trust Agreement (other than a covenant or warranty a default in the performance of which or the breach of which is dealt with in clauses (ii) or (iii) above), and continuation of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the defaulting Trustee(s) by the holders of at least 25% in aggregate Liquidation Amount of the outstanding Preferred Securities, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the Trust Agreement; or

     (v) the occurrence of certain events of bankruptcy or insolvency with respect to the Property Trustee and the failure by the Company to appoint a successor Property Trustee within 60 days thereof.

     Within five Business Days after the occurrence of any Event of Default actually known to the Property Trustee, the Property Trustee will transmit notice of such Event of Default to the holders of the Preferred Securities, the Administrative Trustees and the Company, as depositor, unless such Event of Default has been cured or waived. The Company, as depositor, and the Administrative Trustees are required to file annually with the Property Trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under the Trust Agreement.

     If a Debenture Event of Default has occurred and is continuing, the Preferred Securities will have a preference over the Common Securities upon termination of the Trust. See "--Liquidation Distribution Upon Termination." The existence of an Event of Default does not entitle the holders of Preferred Securities to accelerate the maturity thereof.

REMOVAL OF THE TRUSTEES

     Unless a Debenture Event of Default has occurred and is continuing, any Trustee may be removed at any time by the Company as the holder of the Common Securities. If a Debenture Event of Default has occurred and is continuing, the Property Trustee and the Delaware Trustee may be removed at such time by the holders of a majority in Liquidation Amount of the outstanding Preferred Securities. In no event, however, will the holders of the Preferred Securities have the right to vote to appoint, remove or replace the Administrative
Trustees, which voting rights are vested exclusively in the Company as the holder of the Common Securities. No resignation or removal of a Trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the Trust Agreement.

CO-TRUSTEES AND SEPARATE PROPERTY TRUSTEE

     Unless an Event of Default has occurred and is continuing, at any time or times, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the Trust Property (as defined in the Trust Agreement) may at the time be located, the Company, as the holder of the Common Securities, will have power along with the Property Trustee to appoint one or more Persons (as defined in the Trust Agreement) either to act as a co-trustee, jointly with the Property Trustee, of all or any part of such Trust Property, or to act as separate trustee of any such Trust Property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such Person or Persons in such capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of the Trust Agreement. In case a Debenture Event of Default has occurred and is continuing, the Property Trustee alone will have power to make such appointment.

MERGER OR CONSOLIDATION OF TRUSTEES

     Any Person into which the Property Trustee, the Delaware Trustee or any Administrative Trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which such Trustee is a party, or any Person succeeding to all or substantially all the corporate trust business of such Trustee, will be the successor of such Trustee under the Trust Agreement, provided such Person is otherwise qualified and eligible.

MERGERS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS OF THE TRUST

     The Trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any Person, except as described below. The Trust may, at the request of the Company, with the consent of the Administrative Trustees and without the consent of the holders of the Preferred Securities, the Property Trustee or the Delaware Trustee, merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, a trust organized as such under the laws of any State; provided, that: (i) such successor entity either (a) expressly assumes all of the obligations of the Trust with respect to the Preferred Securities, or (b) substitutes for the Preferred Securities other securities having substantially the same terms as the Preferred Securities (the "Successor Securities") so long as the Successor Securities rank the same as the Preferred Securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise; (ii) the Company expressly appoints a trustee of such successor entity possessing the same powers and duties as the Property Trustee in its capacity as the holder of the Subordinated Debentures;
(iii) the Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the Preferred Securities are then listed, if any;
(iv) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities (including any Successor Securities) in any material respect, (v) prior to such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, the Company has received an opinion from independent counsel to the effect that (a) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities (including any Successor Securities) in any material respect, and (b) following such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the Trust nor such successor entity will be required to register as an "investment company" under the Investment Company Act, and
(vi) the Company owns all of the common securities of such successor entity and guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee, the Indenture, the Subordinated Debentures, the Trust Agreement and the Expense Agreement. Notwithstanding the foregoing, the Trust will not, except with the consent of holders of 100% in Liquidation Amount of the Preferred Securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other Person or permit any other Person to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the Trust or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

VOTING RIGHTS; AMENDMENT OF TRUST AGREEMENT

     Except as provided below and under "Description of the Guarantee--Amendments and Assignment" and as otherwise required by law and the Trust Agreement, the holders of the Preferred Securities will have no voting rights.

     The Trust Agreement may be amended from time to time by the Company, the Property Trustee and the Administrative Trustees, without the consent of the holders of the Preferred Securities: (i) with respect to acceptance of appointment by a successor trustee; (ii) to cure any ambiguity, correct or supplement any provisions in such Trust Agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the Trust Agreement (provided such amendment is not inconsistent with the other provisions of the Trust Agreement); or (iii) to modify, eliminate or add to any provisions of the Trust Agreement to such extent as is necessary to ensure that the Trust will be classified for United States federal income tax purposes as a grantor trust at all times that any Trust Securities are outstanding or to ensure that the Trust will not be required to register as an "investment company" under the Investment Company Act; provided, however, that in the case of clause (ii), such action may not adversely affect in any material respect the interests of any holder of Trust Securities, and any amendments of such Trust Agreement will become effective when notice thereof is given to the holders of

Trust Securities. The Trust Agreement may be amended by the Trustees and the Company with: (i) the consent of holders representing not less than a majority in the aggregate Liquidation Amount of the outstanding Trust Securities; and
(ii) receipt by the Trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the Trustees in accordance with such amendment will not affect the Trust's status as a grantor trust for United States federal income tax purposes or the Trust's exemption from status as an "investment company" under the Investment Company Act. Notwithstanding anything in this paragraph to the contrary, without the consent of each holder of Trust Securities, the Trust Agreement may not be amended to (a) change the amount or timing of any Distribution on the Trust Securities or otherwise adversely affect the amount of any Distribution required to be made in respect of the Trust Securities as of a specified date, or (b) restrict the right of a holder of Trust Securities to institute suit for the enforcement of any such payment on or after such date.

     The Trustees will not, so long as any Subordinated Debentures are held by the Property Trustee: (i) direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee, or executing any trust or power conferred on the Property Trustee with respect to the Subordinated Debentures; (ii) waive any past default that is waivable under the Indenture; (iii) exercise any right to rescind or annul a declaration that the principal of all the Subordinated Debentures will be due and payable; or (iv) consent to any amendment, modification or termination of the Indenture or the Subordinated Debentures, where such consent is required, without, in each case, obtaining the prior approval of the holders of a majority in aggregate Liquidation Amount of all outstanding Preferred Securities; provided, however, that where a consent under the Indenture requires the consent of each holder of Subordinated Debentures affected thereby, no such consent will be given by the Property Trustee without the prior consent of each holder of the Preferred Securities. The Trustees may not revoke any action previously authorized or approved by a vote of the holders of the Preferred Securities except by subsequent vote of the holders of the Preferred Securities. The Property Trustee will notify each holder of Preferred Securities of any notice of default with respect to the Subordinated Debentures. In addition to obtaining the foregoing approvals of the holders of the Preferred Securities, prior to taking any of the foregoing actions, the Trustees must obtain an opinion of counsel experienced in such matters to the effect that the Trust will not be classified as an association taxable as a corporation for United States federal income tax purposes on account of such action.

     Any required approval of holders of Preferred Securities may be given at a meeting of holders of Preferred Securities convened for such purpose or pursuant to written consent. The Property Trustee will cause a notice of any meeting at which holders of Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each holder of record of Preferred Securities in the manner set forth in the Trust Agreement.

     No vote or consent of the holders of Preferred Securities will be required for the Trust to redeem and cancel its Preferred Securities in accordance with the Trust Agreement.

     Notwithstanding the fact that holders of Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Preferred Securities that are owned by the Company, the Trustees or any affiliate of the Company or any Trustee, will, for purposes of such vote or consent, be treated as if they were not outstanding.

BOOK-ENTRY SECURITIES; DELIVERY AND FORM

     The Preferred Securities will be issued in the form of one or more global certificates ("Global Preferred Securities") registered in the name of and deposited with, or on behalf of, the Depository Trust Company as depository ("DTC"). Global Preferred Securities may be issued only in fully registered form and in either temporary or permanent form. Beneficial interests in the Preferred Securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC. Except as described below, certificates for Preferred Securities will not be issued in exchange for the global certificates. See "Book-Entry Issuance."

     Unless and until it is exchanged in whole or in part for the individual Preferred Securities represented thereby, a Global Preferred Security may not be transferred except as a whole by DTC to a nominee of DTC, or by a nominee of DTC to DTC or another nominee of DTC, or by DTC or any nominee to a successor depository or any nominee of such successor.

     The Global Preferred Security will be exchangeable for Preferred Securities registered in the names of persons other than DTC or its nominee only if: (i) DTC notifies the Trust that it is unwilling or unable to continue as a depository for such global security and no successor depository shall have been appointed, or if at any time DTC ceases to be a clearing agency registered under the Exchange Act at a time when DTC is required to be so registered to act as such depository; (ii) the Company in its sole discretion determines that such global security shall be so exchangeable; or (iii) there shall have occurred and be continuing a Debenture Event of Default. Any Global Preferred Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for definitive certificates registered in such names as DTC shall direct. It is expected that such instructions will be based upon directions received by DTC from its Participants with respect to ownership of beneficial interests in such global security. In the event that Preferred Securities are issued in definitive form, such Preferred Securities will be in denominations of $25 and integral multiples thereof and may be transferred or exchanged at the offices described below.

     Payments on Preferred Securities represented by a Global Preferred Security will be made to DTC, as the depository for the Preferred Securities. In the event Preferred Securities are issued in certificated form, the Liquidation Amount and Distributions will be payable, the transfer of the Preferred Securities will be registrable, and Preferred Securities will be exchangeable for Preferred Securities of other denominations of a like aggregate Liquidation Amount, at the corporate office of the Property Trustee, or at the offices of any paying agent or transfer agent appointed by the Company, provided that payment of any Distribution may be made by check mailed to the address of the persons entitled thereto or by wire transfer.

     Upon the issuance of a Global Preferred Security, and the deposit of such Global Preferred Security with or on behalf of DTC, DTC for such Global
Preferred Security or its nominee will credit, on its book-entry registration and transfer system, the respective aggregate Liquidation Amounts of the individual Preferred Securities represented by such Global Preferred Securities to the accounts of Participants. Such accounts shall be designated by the dealers, underwriters or agents with respect to such Preferred Securities. Ownership of beneficial interests in a Global Preferred Security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such Global Preferred Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of Participants) and the records of Participants (with respect to interests of persons who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definite form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Preferred Security.

     So long as DTC for a Global Preferred Security, or its nominee, is the registered owner of such Global Preferred Security, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Preferred Securities represented by such Global Preferred Security for all purposes under the Indenture governing such Preferred Securities. Except as provided below, owners of beneficial interests in a Global Preferred Security will not be entitled to have any of the individual Preferred Securities represented by such Global Preferred Security registered in their names, will not receive or be entitled to receive physical delivery of any such Preferred Securities in definitive form and will not be considered the owners or holders thereof under the Indenture.

     Payments of principal of and interest on individual Preferred Securities represented by a Global Preferred Security registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of the Global Preferred Security representing such Preferred Securities. None of the Company, the Property Trustee, any Paying Agent, or the Securities Registrar for such Preferred Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Preferred Security representing such Preferred Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that DTC or its nominee, upon receipt of any payment of Liquidation Amount, Redemption Price, premium or Distributions in respect of a permanent Global Preferred Security representing any of such Preferred Securities, immediately will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interest in the aggregate Liquidation Amount of such Global Preferred Security for such Preferred Securities as shown on the records of DTC or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in such Global Preferred Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Such payments will be the responsibility of such Participants.

     If DTC is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed within 90 days, the Trust will issue individual Preferred Securities in exchange for the Global Preferred Security. In addition, the Trust may at any time and in its sole discretion determine not to have any Preferred Securities represented by one or more Global Preferred Securities and, in such event, will issue individual Preferred Securities in exchange for the Global Preferred Security or Securities representing such Preferred Securities. Further, if the Trust so specifies with respect to the Preferred Securities, an owner of a beneficial interest in a Global Preferred Security representing Preferred Securities may, on terms acceptable to the Trust, the Property Trustee and DTC for such Global Preferred Security, receive individual Preferred Securities in exchange for such beneficial interests. In any such instance, an owner of a beneficial interest in a Global Preferred Security will be entitled to physical delivery of individual Preferred Securities represented by such Global Preferred Security equal in principal amount to such beneficial interest and to have such Preferred Securities registered in its name. Individual Preferred Securities so issued will be issued in denominations of $25 and integral multiplies thereof.

PAYMENT AND PAYING AGENCY

     Payments in respect of the Preferred Securities will be made to DTC, which will credit the relevant accounts at DTC on the applicable Distribution Dates or, if the Preferred Securities are not held by DTC, payments in respect of the Preferred Securities will be made by check mailed to the address of the holder entitled thereto as such address will appear on the register of holders of the Preferred Securities. The paying agent for the Preferred Securities will initially be the Property Trustee and any co-paying agent chosen by the Property Trustee and acceptable to the Administrative Trustees and the Company. The paying agent for the Preferred Securities may resign as paying agent upon 30 days' written notice to the Property Trustee and the Company. In the event that the Property Trustee no longer is the paying agent for the Preferred Securities, the Administrative Trustees will appoint a successor (which must be a bank or trust company acceptable to the Administrative Trustees and the Company) to act as paying agent.

REGISTRAR AND TRANSFER AGENT

     The Property Trustee will act as the registrar and the transfer agent for the Preferred Securities. Registration of transfers of Preferred Securities will be effected without charge by or on behalf of the Trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The Trust will not be required to register or cause to be registered the transfer of Preferred Securities after such Preferred Securities have been called for redemption.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

     The Property Trustee, other than upon the occurrence and during the continuance of an Event of Default, undertakes to perform only such duties as are specifically set forth in the Trust Agreement and, upon the occurrence and during the continuance of an Event of Default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Trust Agreement at the request of any holder of Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. If no Event of Default has occurred and is continuing and the Property Trustee is required to decide between alternative causes of action, construe ambiguous provisions in the Trust Agreement or is unsure of the application of any provision of the Trust Agreement, and the matter is not one on which holders of Preferred Securities are entitled under the Trust Agreement to vote, then the Property Trustee will take such action as is directed by the Company and if not so directed, will take such action as it deems advisable and in the best interests of the holders of the Trust Securities and will have no liability except for its own bad faith, negligence or willful misconduct.

MISCELLANEOUS

     The Administrative Trustees are authorized and directed to conduct the affairs of and to operate the Trust in such a way that the Trust will not be deemed to be an "investment company" required to be registered under the Investment Company Act or classified as an association taxable as a corporation for United States federal income tax purposes and so that the Subordinated Debentures will be treated as indebtedness of the Company for United States federal income tax purposes. The Company and the Administrative Trustees are authorized, in this connection, to take any action, not inconsistent with applicable law, the certificate of trust of the Trust or the Trust Agreement, that the Company and the Administrative Trustees determine in their discretion to be necessary or desirable for such purposes.

     Holders of the Preferred Securities have no preemptive or similar rights.

     The Trust Agreement and the Preferred Securities will be governed by, and construed in accordance with, the internal laws of the State of Delaware.


                   DESCRIPTION OF THE SUBORDINATED DEBENTURES

     Concurrently with the issuance of the Preferred Securities, the Trust will invest the proceeds thereof, together with the consideration paid by the Company for the Common Securities, in the Subordinated Debentures issued by the Company. The Subordinated Debentures will be issued as unsecured debt under the Indenture, to be dated as of July 20, 1998 (the "Indenture"), between the Company and State Street Bank and Trust Company, as trustee (the "Debenture Trustee"). The Indenture will be qualified as an indenture under the Trust Indenture Act. The following summary of the material terms and provisions of the Subordinated Debentures and the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Indenture and to the Trust Indenture Act. Wherever particular defined terms of the Indenture are referred to, but not defined herein, such defined terms are incorporated herein by reference. The form of the Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

GENERAL

     The Subordinated Debentures will be limited in aggregate principal amount to approximately $36,082,500 (or $41,495,000 if the over-allotment option described under the heading "Underwriting" is exercised by the Underwriters), such amount being the sum of the aggregate stated Liquidation Amount of the Trust Securities. The Subordinated Debentures will bear interest at the annual rate of 8.25% of the principal amount thereof, payable quarterly in arrears on the last day of January, April, July and October of each year (each, an "Interest Payment Date") beginning October 31, 1998, to the Person (as defined in the Indenture) in whose name each Subordinated Debenture is registered, subject to certain exceptions, at the close of business on the fifteenth day of the month in which the Interest Payment Date occurs. It is anticipated that, until the liquidation of the Trust, the Subordinated Debentures will be held in the name of the Property Trustee in trust for the benefit of the holders of the Preferred Securities. The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Subordinated Debentures is not a

Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on the date such payment was originally payable. Accrued interest that is not paid on the applicable Interest Payment Date will bear additional interest on the amount thereof (to the extent permitted by law) at the rate per annum of 8.25% thereof, compounded quarterly. The term "interest," as used herein, includes quarterly interest payments, interest on quarterly interest payments not paid on the applicable Interest Payment Date and Additional Interest, as applicable.

     The Subordinated Debentures will mature on July 31, 2028 (such date, as it may be shortened as hereinafter described, the "Stated Maturity"). Such date may be shortened at any time by the Company to any date not earlier than July 31, 2003, subject to the Company having received prior approval of the Federal Reserve, if then required under applicable capital guidelines or policies of the Federal Reserve. In the event that the Company elects to shorten the Stated Maturity of the Subordinated Debentures, it will give notice thereof to the Debenture Trustee, the Trust and to the holders of the Subordinated Debentures no more than 180 days and no less than 90 days prior to the effectiveness thereof. The Company will not have the right to purchase the Subordinated Debentures, in whole or in part, from the Trust until after July 31, 2003, except if a Tax Event, Capital Treatment Event or an Investment Company Event has occurred and is continuing.

     The Subordinated Debentures will be unsecured and will rank junior and be subordinate in right of payment to all Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company. Because the Company is a holding company, the right of the Company to participate in any distribution of assets of the Bank, upon the Bank's liquidation or reorganization or otherwise (and thus the ability of holders of the Subordinated Debentures to benefit indirectly from such distribution), is subject to the prior claim of creditors of the Bank, except to the extent that the Company may itself be recognized as a creditor of the Bank. The Subordinated Debentures will, therefore, be effectively subordinated to all existing and future liabilities of the Bank, and holders of Subordinated Debentures should look only to the assets of the Company for payments on the Subordinated Debentures.

     The Indenture does not limit the incurrence or issuance of other secured or unsecured debt of the Company, including Senior Debt, Subordinated Debt and Additional Senior Obligations, whether under the Indenture or any existing indenture or other indenture that the Company may enter into in the future, or otherwise. See "--Subordination." The Indenture does not contain provisions that afford holders of the Subordinated Debentures protection in the event of a highly leveraged transaction or other similar transaction involving the Company that may adversely affect such holders.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

     The Company has the right under the Indenture at any time during the term of the Subordinated Debentures, so long as no Debenture Event of Default has occurred and is continuing, to defer the payment of interest at any time, or from time to time (each, an "Extension Period"). The right to defer the payment of interest on the Subordinated Debentures is limited, however, to a period, in each instance, not exceeding 20 consecutive quarters and no Extension Period may extend beyond the Stated Maturity of the Subordinated Debentures. At the end of each Extension Period, the Company must pay all interest then accrued and unpaid (together with interest thereon at the annual rate of 8.25%, compounded quarterly, to the extent permitted by applicable law). During an Extension Period, interest will continue to accrue and holders of Subordinated Debentures (or the holders of Preferred Securities if such securities are then outstanding) will be required to accrue and recognize income for United States federal income tax purposes. See "Certain Federal Income Tax Consequences--Potential Extension of Interest Payment Period and Original Issue Discount."

     During any such Extension Period, the Company may not: (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company's capital stock; (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu with or junior in interest to the Subordinated Debentures; (iii) make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks pari passu with or junior in interest to the Subordinated Debentures; or (iv) redeem, purchase or acquire less than all of the Subordinated Debentures or any of the Preferred Securities (except that the Company may make: (a) dividends or distributions payable in common stock of the Company; (b) any declaration of a dividend in connection with the implementation of a stockholder rights plan, any issuance under any such plan, or the repurchase or redemption of any such rights pursuant thereto; (c) payments under the Guarantee; and (d) purchases of common stock of the Company in connection with the distribution or sale of shares of Company common stock pursuant to the benefit plans of the Company and any subsidiary for its directors, officers or employees). Prior to the termination of any such Extension Period, the Company may further defer the payment of interest, provided that no Extension Period may exceed 20 consecutive quarters or extend beyond the Stated Maturity of the Subordinated Debentures. Upon the termination of any such Extension Period and the payment of all amounts then due on any Interest Payment Date, the Company may elect to begin a new Extension Period subject to the above requirements. No interest will be due and payable during an Extension Period, except at the end thereof. The Company has no present intention of exercising its rights to defer payments of interest on the Subordinated Debentures. The Company must give the Property Trustee, the Administrative Trustees and the Debenture Trustee notice of its election of such Extension Period at least two Business Days prior to the earlier of (i) the next succeeding date on which Distributions on the Trust Securities would have been payable except for the election to begin such Extension Period, or (ii) the date the Trust is required to give notice of the record date, or the date such Distributions are payable, to The Nasdaq Stock Market's National Market (or other applicable self-regulatory organization) or to holders of the Preferred Securities, but in any event at least one Business Day before such record date. Subject to the foregoing, there is no limitation on the number of times that the Company may elect to begin an Extension Period.

ADDITIONAL SUMS

     If the Trust or the Property Trustee is required to pay any additional taxes, duties or other governmental charges as a result of the occurrence of a Tax Event, the Company will pay as additional amounts (referred to herein as "Additional Interest") on the Subordinated Debentures such additional amounts as may be required so that the net amounts received and retained by the Trust after paying any such additional taxes, duties or other governmental charges will not be less than the amounts the Trust would have received had such additional taxes, duties or other governmental charges not been imposed.

REDEMPTION OR EXCHANGE

     The Company will have the right to redeem the Subordinated Debentures prior to maturity (i) on or after July 31, 2003, in whole at any time or in part from time to time, or (ii) at any time in whole (but not in part), within 90 days following the occurrence of a Tax Event, a Capital Treatment Event or an Investment Company Event, in each case at a redemption price equal to the accrued and unpaid interest on the Subordinated Debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount thereof. Any such redemption prior to the Stated Maturity will be subject to prior approval of the Federal Reserve, if then required under applicable capital guidelines or policies of the Federal Reserve.

     "Tax Event" means the receipt by the Trust of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of issuance of the Preferred Securities under the Trust Agreement, there is more than an insubstantial risk that: (i) interest payable by the Company on the Subordinated Debentures is not, or within 90 days of the date of such opinion will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes; (ii) the Trust is, or will be within 90 days after the date of such opinion of counsel, subject to United States federal income tax with respect to income received or accrued on the Subordinated Debentures; or (iii) the Trust is, or will be within 90 days after the date of such opinion of counsel, subject to more than a de minimis amount of other taxes, duties, assessments or other governmental charges. The Company must request and receive an opinion with regard to such matters within a reasonable period of time after it becomes aware of the possible occurrence of any of the events described in clauses (i) through
(iii) above.

     "Capital Treatment Event" means the receipt by the Trust of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in the laws (or any regulations thereunder) of the United States or any political subdivision thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such proposed change, pronouncement or decision is announced on or after the date of issuance of the Preferred Securities under the Trust Agreement, there is more than an insubstantial risk of impairment of the Company's ability to treat the aggregate Liquidation Amount of the Preferred Securities (or any substantial portion thereof) as "Tier 1 Capital" (or the then equivalent thereof) for purposes of the capital adequacy guidelines of the Federal Reserve, as then in effect and applicable to the Company, provided, however, that the inability of the Company to treat all or any portion of the Liquidation Amount of the Preferred Securities as Tier 1 Capital shall not constitute the basis of a Capital Treatment Event if such inability results from the Company having cumulative preferred capital in excess of the amount which may qualify for treatment as Tier 1 Capital under applicable capital adequacy guidelines of the Federal Reserve.

     "Investment Company Event" means the receipt by the Trust of an opinion of counsel experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, the Trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act, which change becomes effective on or after the date of original issuance of the Preferred Securities.

     Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Subordinated Debentures to be redeemed at its registered address. Unless the Company defaults in payment of the redemption price for the Subordinated Debentures, on and after the redemption date interest ceases to accrue on such Subordinated Debentures or portions thereof called for redemption.

     The Subordinated Debentures will not be subject to any sinking fund.

DISTRIBUTION UPON LIQUIDATION

     As described under "Description of the Preferred Securities--Liquidation Distribution Upon Termination," under certain circumstances involving the termination of the Trust, the Subordinated Debentures may be distributed to the holders of the Preferred Securities in liquidation of the Trust after satisfaction of liabilities to creditors of the Trust as provided by applicable law. Any such distribution will be subject to receipt of prior approval by the Federal Reserve, if then required under applicable policies or guidelines of the Federal Reserve. If the Subordinated Debentures are distributed to the holders of Preferred Securities upon the liquidation of the Trust, the Company will use its best efforts to list the Subordinated Debentures on The Nasdaq Stock Market's National Market or such stock exchanges, if any, on which the Preferred Securities are then listed. There can be no assurance as to the market price of any Subordinated Debentures that may be distributed to the holders of Preferred Securities.

RESTRICTIONS ON CERTAIN PAYMENTS

     If at any time: (i) there has occurred a Debenture Event of Default; (ii) the Company is in default with respect to its obligations under the Guarantee; or (iii) the Company has given notice of its election of an Extension Period as provided in the Indenture with respect to the Subordinated Debentures and has not rescinded such notice, or such Extension Period, or any extension thereof, is continuing, the Company will not: (a) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock; (b) make any payment of principal, interest or premium, if any, on or repay or repurchase or redeem any debt securities of the Company that rank pari passu with or junior in interest to the Subordinated Debentures;
(c) make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks pari passu or junior in interest to the Subordinated Debentures (other than payments under the Guarantee); or (d) redeem, purchase or acquire less than all of the Subordinated Debentures or any of the Preferred Securities, except that during an Extension Period the Company may make: (1) dividends or distributions payable in common stock of the Company; (2) any declaration of a dividend in connection with the implementation of a stockholder rights plan, any issuance under any such plan, or the repurchase or redemption of any such rights pursuant thereto; and (3) purchases of common stock of the Company in connection with the distribution or sale of shares of Company common stock pursuant to the benefit plans of the Company and any subsidiary for its directors, officers or employees.

SUBORDINATION

     The Indenture provides that the Subordinated Debentures issued thereunder are subordinated and junior in right of payment to all Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceedings of the Company, the holders of Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company will first be entitled to receive payment in full of principal of (and premium, if any) and interest, if any, on such Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company before the holders of Subordinated Debentures will be entitled to receive or retain any payment in respect of the principal of or interest on the Subordinated Debentures.

     In the  event  of the  acceleration  of the  maturity  of any  Subordinated
Debentures, the holders of all Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due thereon (including any amounts due upon acceleration) before the holders of the Subordinated Debentures will be entitled to receive or retain any payment in respect of the principal of or interest on the Subordinated Debentures.

     No payments on account of principal or interest in respect of the Subordinated Debentures may be made if there has occurred and is continuing a default in any payment with respect to Senior Debt, Subordinated Debt or Additional Senior Obligations of the Company or an event of default with respect to any Senior Debt, Subordinated Debt or Additional Senior Obligations of the Company resulting in the acceleration of the maturity thereof, or if any judicial proceeding is pending with respect to any such default.

     "Debt" means, with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent: (i) every obligation of such person for money borrowed; (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person; (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business); (v) every capital lease obligation of such Person; and (vi) and every obligation of the type referred to in clauses (i) through (v) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise.

     "Senior Debt" means, with respect to the Company, the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not such claim for post-petition interest is allowed in such proceeding), on Debt, whether incurred on or prior to the date of the Indenture or thereafter incurred, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to the Subordinated Debentures or to other Debt which is pari passu with, or subordinated to, the Subordinated Debentures; provided, however, that Senior Debt will not be deemed to include: (i) any Debt of the Company which when incurred and without respect to any election under section 1111(b) of the United States Bankruptcy Code of 1978, as amended, was without recourse to the Company; (ii) any Debt of the Company to any of its subsidiaries; (iii) any Debt to any employee of the Company; (iv) any Debt which by its terms is subordinated to trade accounts payable or accrued liabilities arising in the ordinary course of business to the extent that payments made to the holders of such Debt by the holders of the Subordinated Debentures as a result of the subordination provisions of the Indenture would be greater than they otherwise would have been as a result of any obligation of such holders to pay amounts over to the obligees on such trade accounts payable or accrued liabilities arising in the ordinary course of business as a result of subordination provisions to which such Debt is subject; and (v) Debt which constitutes Subordinated Debt.

     "Subordinated Debt" means, with respect to the Company, the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not such claim for post-petition interest is allowed in such proceeding), on Debt, whether incurred on or prior to the date of the Indenture or thereafter incurred, which is by its terms expressly provided to be junior and subordinate to other Debt of the Company (other than the Subordinated Debentures).

     "Additional Senior Obligations" means, with respect to the Company, all indebtedness, whether incurred on or prior to the date of the Indenture or thereafter incurred, for claims in respect of derivative products such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements; provided, however, that Additional Senior Obligations do not include claims in respect of Senior Debt or Subordinated Debt or obligations which, by their terms, are expressly stated to be not superior in right of payment to the Subordinated Debentures or to rank pari passu in right of payment with the Subordinated Debentures. "Claim," as used herein, has the meaning assigned thereto in Section 101(4) of the United States Bankruptcy Code of 1978, as amended.

     The Indenture places no limitation on the amount of additional Senior Debt, Subordinated Debt or Additional Senior Obligations that may be incurred by the Company. The Company expects from time to time to incur additional indebtedness constituting Senior Debt, Subordinated Debt and Additional Senior Obligations. At July 15, 1998, the Company had no outstanding Senior Debt, Subordinated Debt or Additional Senior Obligations. Because the Company is a holding company, the Subordinated Debentures are effectively subordinated to all existing and future liabilities of the Company's subsidiaries, including obligations to depositors of the Subsidiary Banks.

PAYMENT AND PAYING AGENTS

     Payment of principal of and any interest on the Subordinated Debentures will be made at the office of the Company's paying agent in New York, New York, except that, at the option of the Company, payment of any interest may be made:
(i) by check mailed to the address of the Person entitled thereto as such address appears in the register of holders of the Subordinated Debentures; or
(ii) by transfer to an account maintained by the Person entitled thereto as specified in the register of holders of the Subordinated Debentures, provided that proper transfer instructions have been received by the regular record date. Payment of any interest on Subordinated Debentures will be made to the Person in whose name such Subordinated Debenture is registered at the close of business on the regular record date for such interest, except in the case of defaulted interest. The Company may at any time designate additional paying agents for the Subordinated Debentures or rescind the designation of any paying agent for the Subordinated Debentures. In the event that the Company fails to maintain a paying agent in New York, New York, Subordinated Debentures may be presented for payment of principal and interest at the Corporate Trust Office of the Debenture Trustee in Boston, Massachusetts.

     Any moneys deposited with the Debenture Trustee or any paying agent for the Subordinated Debentures, or then held by the Company in trust, for the payment of the principal of or interest on the Subordinated Debentures and remaining unclaimed for two years after such principal or interest has become due and payable will be repaid to the Company on May 31 of each year or (if then held in trust by the Company) will be discharged from such trust and the holder of such Subordinated Debenture will thereafter look, as a general unsecured creditor, only to the Company for payment thereof.

REGISTRAR AND TRANSFER AGENT

     The Debenture Trustee will act as the registrar and the transfer agent for the Subordinated Debentures. Subordinated Debentures may be presented for registration of transfer (with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed), in New York, New York or at the office of the registrar in Boston, Massachusetts. The Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts; provided that the Company maintains a transfer agent in New York, New York. The Company may at any time designate additional transfer agents with respect to the Subordinated Debentures. In the event of any redemption, neither the Company nor the Debenture Trustee will be required to (i) issue, register the transfer of or exchange Subordinated Debentures during a period beginning at the opening of business 15 days before the day of selection for redemption of Subordinated Debentures and ending at the close of business on the day of mailing of the relevant notice of redemption, or (ii) transfer or exchange any Subordinated Debentures so selected for redemption, except, in the case of any Subordinated Debentures being redeemed in part, any portion thereof not to be redeemed.

     In the event that the Subordinated Debentures are distributed to Holders of the Preferred Securities in liquidation of the Trust, the Subordinated Debentures will initially be represented by one or more fully registered global certificates representing the full aggregate amount of the Subordinated Debentures, and the Subordinated Debentures will be transferable, and payments of interest on and principal of the Subordinated Debentures will be effected in substantially the same manner as with respect to the Preferred Securities. The Subordinated Debentures would remain subject to the book-entry system until such time as use of the book-entry system is discontinued as set forth herein.

MODIFICATION OF INDENTURE

     The Company and the Debenture Trustee may, from time to time without the consent of the holders of the Subordinated Debentures, amend, waive or supplement the Indenture for specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, and qualifying, or maintaining the qualification of, the Indenture under the Trust Indenture Act. The Company and the Indenture Trustee may also amend, waive or supplement the Indenture relating to the Subordinated Debentures, without the consent of holders of the Preferred Securities or Subordinated Debentures, to provide for the book-entry transfer of the Subordinated Debentures. The Indenture contains provisions permitting the Company and the Debenture Trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding Subordinated Debentures, to modify the Indenture; provided, that no such modification may, without the consent of the holder of each outstanding
Subordinated Debenture affected by such proposed modification: (i) extend the fixed maturity of the Subordinated Debentures, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon; or (ii) reduce the percentage of principal amount of Subordinated Debentures, the holders of which are required to consent to any such modification of the Indenture; and provided further that so long as any of the Preferred Securities remain outstanding, no such modification may be made that requires the consent of the holders of the Subordinated Debentures, and no termination of the Indenture may occur, and no waiver of any Debenture Event of Default may be effective, without the prior consent of the holders of at least a majority of the aggregate Liquidation Amount of the Preferred Securities and that if the consent of the holder of each Subordinated Debenture is required, such modification will not be effective until each holder of Trust Securities has consented thereto.

DEBENTURE EVENTS OF DEFAULT

     The Indenture provides that any one or more of the following described events with respect to the Subordinated Debentures that has occurred and is continuing constitutes an event of default (each, a "Debenture Event of Default") with respect to the Subordinated Debentures:

     (i) failure for 30 days to pay any interest on the Subordinated Debentures, when due (subject to the deferral of any due date in the case of an Extension Period); or

     (ii) failure to pay any principal on the Subordinated Debentures when due whether at maturity, upon redemption by declaration or otherwise; or

     (iii) failure to observe or perform in any material respect certain other covenants contained in the Indenture for 90 days after written notice to the Company from the Debenture Trustee or the holders of at least 25% in aggregate outstanding principal amount of the Subordinated Debentures; or

     (iv) certain events of bankruptcy, insolvency or reorganization of the Company.

     The holders of a majority in aggregate outstanding principal amount of the Subordinated Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee. The Debenture Trustee, or the holders of not less than 25% in aggregate outstanding principal amount of the Subordinated Debentures, may declare the principal due and payable immediately upon a Debenture Event of Default. The holders of a majority in aggregate outstanding principal amount of the Subordinated Debentures may annul such declaration and waive the default if the default (other than the non-payment of the principal of the Subordinated Debentures which has become due solely by such acceleration) has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Debenture Trustee. Should the holders of the Subordinated Debentures fail to annul such declaration and waive such default, the holders of a majority in aggregate Liquidation Amount of the Preferred Securities will have such right.

     The Company is required to file annually with the Debenture Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Indenture.

     If a Debenture Event of Default has occurred and is continuing, the Property Trustee will have the right to declare the principal of and the interest on such Subordinated Debentures, and any other amounts payable under the Indenture, to be forthwith due and payable and to enforce its other rights as a creditor with respect to such Subordinated Debentures.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF THE PREFERRED SECURITIES

     If a Debenture Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest on or principal of the Subordinated Debentures on the payment date on which such payment is due and payable, then a holder of Preferred Securities may institute a legal proceeding directly against the Company for enforcement of payment to such holder of the principal of or interest on such Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Preferred Securities of such holder (a "Direct Action"). In connection with such Direct Action, the Company will have a right of set-off under the Indenture to the extent of any payment made by the Company to such holder of Preferred Securities in the Direct Action. The Company may not amend the Indenture to remove the foregoing right to bring a Direct Action without the prior written consent of the holders of all of the Preferred Securities. If the right to bring a Direct Action is removed, the Trust may become subject to the reporting obligations under the Exchange Act. The Company has the right under the Indenture to set-off any payment made to such holder of Preferred Securities by the Company in connection with a Direct Action.

     The holders of the Preferred Securities will not be able to exercise directly any remedies, other than those set forth in the preceding paragraph, available to the holders of the Subordinated Debentures unless there has been an Event of Default under the Trust Agreement. See "Description of the Preferred Securities--Events of Default; Notice."

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

     The Company may not consolidate with or merge into any other Person or convey or transfer its properties and assets substantially as an entirety to any Person, and no Person may consolidate with or merge into the Company or sell, convey, transfer or otherwise dispose of its properties and assets substantially as an entirety to the Company, unless: (i) in the event the Company consolidates with or merges into another Person or conveys or transfers its properties and assets substantially as an entirety to any Person, the successor Person is organized under the laws of the United States or any State or the District of Columbia, and such successor Person expressly assumes by supplemental indenture the Company's obligations on the Subordinated Debentures issued under the Indenture; (ii) immediately after giving effect thereto, no Debenture Event of Default, and no event which, after notice or lapse of time or both, would become a Debenture Event of Default, has occurred and is continuing; and (iii) certain other conditions as prescribed in the Indenture are met.

SATISFACTION AND DISCHARGE

     The Indenture will cease to be of further effect (except as to the Company's obligations to pay certain sums due pursuant to the Indenture and to provide certain officers' certificates and opinions of counsel described therein) and the Company will be deemed to have satisfied and discharged the Indenture when, among other things, all Subordinated Debentures not previously delivered to the Debenture Trustee for cancellation (i) have become due and payable, or (ii) will become due and payable at their Stated Maturity within one year, or are to be called for redemption within one year, and the Company deposits or causes to be deposited with the Debenture Trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the Subordinated Debentures not previously delivered to the Debenture Trustee for cancellation, for the principal and interest to the date of the deposit or to the Stated Maturity or redemption date, as the case may be.

GOVERNING LAW

     The Indenture and the Subordinated Debentures will be governed by and construed in accordance with the laws of the State of New York.

INFORMATION CONCERNING THE DEBENTURE TRUSTEE

     The Debenture Trustee has and is subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the Debenture Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Subordinated Debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Debenture Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Debenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

MISCELLANEOUS

     The Company has agreed, pursuant to the Indenture, for so long as Trust Securities remain outstanding: (i) to maintain directly or indirectly 100% ownership of the Common Securities of the Trust (provided that certain successors which are permitted pursuant to the Indenture may succeed to the Company's ownership of the Common Securities); (ii) not to voluntarily terminate, wind up or liquidate the Trust, except upon prior approval of the Federal Reserve, if then so required under applicable capital guidelines or policies of the Federal Reserve, and (a) in connection with a distribution of Subordinated Debentures to the holders of the Preferred Securities in liquidation of the Trust, or (b) in connection with certain mergers, consolidations or amalgamations permitted by the Trust Agreement; and (iii) to use its reasonable efforts, consistent with the terms and provisions of the Trust Agreement, to cause the Trust to remain classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes.


                               BOOK-ENTRY ISSUANCE

     The Depository Trust Company ("DTC") will act as securities depository for all of the Preferred Securities. The Preferred Securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully-registered global certificates will be issued for the Preferred Securities of the Trust, representing in the aggregate the total number of the Trust's Preferred Securities, and will be deposited with DTC.

     DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its Participants deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. "Direct Participants" include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with Direct Participants, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

     Purchases of Preferred Securities within the DTC system must be made by or through Direct Participants, which will receive a credit for the Preferred Securities on DTC's records. The ownership interest of each actual purchaser of each Preferred Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Preferred Securities. Transfers of ownership interests in the Preferred Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Preferred Securities, except in the event that use of the book-entry system for the Preferred Securities is discontinued.

     DTC has no knowledge of the actual Beneficial Owners of the Preferred Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such Preferred Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners and the voting rights of Direct Participants, Indirect Participants and Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices will be sent to Cede & Co. as the registered holder of the Preferred Securities. If less than all of the Preferred Securities are being redeemed, DTC's current practice is to determine by lot the amount of the interest of each Direct Participant to be redeemed.

     Although voting with respect to the Preferred Securities is limited to the holders of record of the Preferred Securities, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to Preferred Securities. Under its usual procedures, DTC would mail an omnibus proxy (the "Omnibus Proxy") to the Trust as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts such Preferred Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Distribution payments on the Preferred Securities will be made by the Trustee to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such Participant and not of DTC, the Trustee or the Trust subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of Distributions to DTC is the responsibility of the Trustee, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursements of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

     DTC may discontinue providing its services as securities depository with respect to any of the Preferred Securities at any time by giving reasonable notice to the Trustee and the Company. In the event that a successor securities depository is not obtained, definitive Preferred Security certificates representing such Preferred Securities are required to be printed and delivered. The Company, at its option, may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depository). After a Debenture Event of Default, the holders of a majority in liquidation preference of Preferred Securities may determine to discontinue the system of book-entry transfers through DTC. In any such event, definitive certificates for such Preferred Securities will be printed and delivered.

     It is anticipated that if the Subordinated Debentures are distributed to Holders of the Preferred Securities in liquidation of the Trust, the Indenture will be amended to provide for book-entry issuance and transfer of the Subordinated Debentures. In such event, the Subordinated Debentures will initially be represented by one or more fully registered global certificates representing the full aggregate amount of the Subordinated Debentures, and the Subordinated Debentures will be transferable, and payments of interest on and principal of the Subordinated Debentures will be effected in substantially the same manner as with respect to the Preferred Securities. The Subordinated Debentures would remain subject to the book-entry system until such time as use of the book-entry system is discontinued as set forth herein.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Trust and the Company believe to be accurate, but the Trust and the Company assume no responsibility for the accuracy thereof. Neither the Trust nor the Company has any responsibility for the performance by DTC or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.


                          DESCRIPTION OF THE GUARANTEE

     The Preferred Securities Guarantee Agreement (the "Guarantee") will be executed and delivered by the Company concurrently with the issuance of the Preferred Securities, for the benefit of the holders of the Preferred Securities. The Guarantee will be qualified as an indenture under the Trust Indenture Act. The Guarantee Trustee will act as indenture trustee under the Guarantee for purposes of complying with the provisions of the Trust Indenture Act. The Guarantee Trustee, State Street Bank and Trust Company, will hold the Guarantee for the benefit of the holders of the Preferred Securities. The following summary of the material terms and provisions of the Guarantee does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Guarantee and the Trust Indenture Act. Wherever particular defined terms of the Guarantee are referred to, but not defined herein, such defined terms are incorporated herein by reference. The form of the Guarantee has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

GENERAL

     The Company will, pursuant to the Guarantee, irrevocably agree to pay in full on a subordinated basis, to the extent set forth therein, the Guarantee Payments (as defined below) to the holders of the Preferred Securities, as and when due, regardless of any defense, right of set-off or counterclaim that the Trust may have or assert other than the defense of payment. The following payments with respect to the Preferred Securities, to the extent not paid by or on behalf of the Trust (the "Guarantee Payments"), will be subject to the
Guarantee: (i) any accrued and unpaid Distributions required to be paid on the Preferred Securities, to the extent that the Trust has funds available therefor at such time, (ii) the Redemption Price with respect to any Preferred Securities called for redemption, to the extent that the Trust has funds available therefor at such time, and (iii) upon a voluntary or involuntary dissolution, winding up or liquidation of the Trust (other than in connection with the distribution of Subordinated Debentures to the holders of Preferred Securities or a redemption of all of the Preferred Securities), the lesser of (a) the amount of the Liquidation Distribution, to the extent the Trust has funds available therefor at such time, and (b) the amount of assets of the Trust remaining available for distribution to holders of Preferred Securities in liquidation of the Trust. The obligation of the Company to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of the Preferred Securities or by causing the Trust to pay such amounts to such holders.

     The Guarantee will not apply to any payment of Distributions except to the extent the Trust has funds available therefor. If the Company does not make interest payments on the Subordinated Debentures held by the Trust, the Trust will not pay Distributions on the Preferred Securities and will not have funds available therefor.

STATUS OF THE GUARANTEE

     The Guarantee will constitute an unsecured obligation of the Company and will rank subordinate and junior in right of payment to all Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company in the same manner as the Subordinated Debentures. The Guarantee does not place a limitation on the amount of additional Senior Debt, Subordinated Debt or Additional Senior Obligations that may be incurred by the Company. The Company expects from time to time to incur additional indebtedness constituting Senior Debt, Subordinated Debt and Additional Senior Obligations.

     The Guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against any other Person). The Guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by the Trust, or upon distribution of the Subordinated Debentures to the holders of the Preferred Securities. Because the Company is a holding company, the right of the Company to participate in any distribution of assets of the Bank upon the Bank's liquidation or reorganization or otherwise is subject to the prior claims of creditors of the Bank, except to the extent the Company may itself be recognized as a creditor of the Bank. The Company's obligations under the Guarantee, therefore, will be effectively subordinated to all existing and future liabilities of the Company's subsidiaries, and claimants should look only to the assets of the Company for payments thereunder.

AMENDMENTS AND ASSIGNMENT

     Except with respect to any changes which do not materially adversely affect the rights of holders of the Preferred Securities (in which case no vote will be required), the Guarantee may not be amended without the prior approval of the holders of not less than a majority of the aggregate Liquidation Amount of the outstanding Preferred Securities. See "Description of the Preferred Securities--Voting Rights; Amendment of Trust Agreement." All guarantees and agreements contained in the Guarantee will bind the successors, assigns, receivers, trustees and representatives of the Company and will inure to the benefit of the holders of the Preferred Securities then outstanding.

EVENTS OF DEFAULT

     An event of default under the Guarantee will occur upon the failure of the Company to perform any of its payment or other obligations thereunder. The holders of not less than a majority in aggregate Liquidation Amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee.

     Any holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other Person.

     The Company, as guarantor, is required to file annually with the Guarantee Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Guarantee.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

     The Guarantee Trustee, other than during the occurrence and continuance of a default by the Company in performance of the Guarantee, undertakes to perform only such duties as are specifically set forth in the Guarantee and, after default with respect to the Guarantee, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to such provisions, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Guarantee at the request of any holder of any Preferred Securities, unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

TERMINATION OF THE GUARANTEE

     The  Guarantee  will  terminate and be of no further force and effect upon:
(a) full payment of the Redemption Price of the Preferred Securities; (b) full payment of the amounts payable upon liquidation of the Trust; or (c) distribution of the Subordinated Debentures to the holders of the Preferred Securities. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the Preferred Securities must restore payment of any sums paid under such Preferred Securities or the Guarantee.

GOVERNING LAW

     The Guarantee will be governed by and construed in accordance with the laws of the State of New York.

EXPENSE AGREEMENT

     The Company will, pursuant to the Agreement as to Expenses and Liabilities entered into by it under the Trust Agreement (the "Expense Agreement"), irrevocably and unconditionally guarantee to each person or entity to whom the Trust becomes indebted or liable, the full payment of any costs, expenses or liabilities of the Trust, other than obligations of the Trust to pay to the holders of the Preferred Securities or other similar interests in the Trust of the amounts due such holders pursuant to the terms of the Preferred Securities or such other similar interests, as the case may be. Third party creditors of the Trust may proceed directly against the Company under the Expense Agreement, regardless of whether such creditors had notice of the Expense Agreement.

    RELATIONSHIP AMONG THE PREFERRED SECURITIES, THE SUBORDINATED DEBENTURES
                                AND THE GUARANTEE

FULL AND UNCONDITIONAL GUARANTEE

     Payments of Distributions and other amounts due on the Preferred Securities (to the extent the Trust has funds available for the payment of such Distributions) are irrevocably guaranteed by the Company as and to the extent set forth under "Description of the Guarantee." The Company and the Trust believe that, taken together, the obligations of the Company under the Subordinated Debentures, the Indenture, the Trust Agreement, the Expense Agreement, and the Guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee, on a subordinated basis, of payment of Distributions and other amounts due on the Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the obligations of the Trust under the Preferred Securities. If and to the extent that the Company does not make payments on the Subordinated Debentures, the Trust will not pay Distributions or other amounts due on the Preferred Securities. The Guarantee does not cover payment of Distributions when the Trust does not have sufficient funds to pay such Distributions. In such event, the remedy of a holder of Preferred Securities is to institute a legal proceeding directly against the Company for enforcement of payment of such Distributions to such holder. The obligations of the Company under the Guarantee are subordinate and junior in right of payment to all Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company.

SUFFICIENCY OF PAYMENTS

     As long as payments of interest and other payments are made when due on the Subordinated Debentures, such payments will be sufficient to cover Distributions and other payments due on the Preferred Securities, primarily because: (i) the aggregate principal amount of the Subordinated Debentures will be equal to the sum of the aggregate stated Liquidation Amount of the Trust Securities; (ii) the interest rate and interest and other payment dates on the Subordinated Debentures will match the Distribution rate and Distribution and other payment dates for the Preferred Securities; (iii) the Company will pay for all and any costs, expenses and liabilities of the Trust (except the obligations of the Trust to holders of the Preferred Securities); and (iv) the Trust Agreement further provides that the Trust will not engage in any activity that is not consistent with the limited purposes of the Trust.

ENFORCEMENT RIGHTS OF HOLDERS OF PREFERRED SECURITIES

     A holder of any Preferred Security may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Guarantee Trustee, the Trust or any other Person. A default or event of default under any Senior Debt, Subordinated Debt or Additional Senior Obligations of the Company would not constitute a default or Event of Default. In the event, however, of payment defaults under, or acceleration of, Senior Debt, Subordinated Debt or Additional Senior Obligations of the Company, the subordination provisions of the Indenture provide that no payments may be made in respect of the Subordinated Debentures until such Senior Debt, Subordinated Debt or Additional Senior Obligations has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on the Subordinated Debentures would constitute an Event of Default.

LIMITED PURPOSE OF THE TRUST

     The Preferred Securities evidence a preferred undivided beneficial interest in the assets of the Trust. The Trust exists for the exclusive purposes of: (i) issuing the Trust Securities representing undivided beneficial interests in the assets of the Trust; (ii) investing the gross proceeds of the Trust Securities in the Subordinated Debentures issued by the Company; and (iii) engaging in only those other activities necessary, advisable, or incidental thereto. A principal difference between the rights of a holder of a Preferred Security and the rights of a holder of a Subordinated Debenture is that a holder of a Subordinated Debenture is entitled to receive from the Company the principal amount of and interest accrued on Subordinated Debentures held, while a holder of Preferred Securities is entitled to receive Distributions from the Trust (or from the Company under the Guarantee) if and to the extent the Trust has funds available for the payment of such Distributions.

RIGHTS UPON TERMINATION

     Upon any voluntary or involuntary termination, winding-up or liquidation of the Trust involving the liquidation of the Subordinated Debentures, the holders of the Preferred Securities will be entitled to receive, out of assets held by the Trust, the Liquidation Distribution in cash. See "Description of the Preferred Securities--Liquidation Distribution Upon Termination." Upon any voluntary or involuntary liquidation or bankruptcy of the Company, the Property Trustee, as holder of the Subordinated Debentures, would be a subordinated creditor of the Company, subordinated in right of payment to all Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company (as set forth in the Indenture), but entitled to receive payment in full of principal and interest before any shareholders of the Company receive payments or distributions. Since the Company is the guarantor under the Guarantee and has agreed to pay for all costs, expenses and liabilities of the Trust (other than the obligations of the Trust to the holders of its Preferred Securities), the positions of a holder of the Preferred Securities and a holder of the Subordinated Debentures relative to other creditors and to shareholders of the Company in the event of liquidation or bankruptcy of the Company are expected to be substantially the same.


                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

GENERAL

     The following is a summary of the material United States federal income tax considerations that may be relevant to the purchasers of Preferred Securities, which has been passed upon by Kennedy, Baris & Lundy, L.L.P., counsel to the Company and the Trust, insofar as it relates to matters of law and legal conclusions. The conclusions expressed herein are based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), regulations thereunder and current administrative rulings and court decisions, all of which are subject to change at any time, with possible retroactive effect. Subsequent changes may cause tax consequences to vary substantially from the consequences described below. Furthermore, the authorities on which the following summary is based are subject to various interpretations, and it is therefore possible that the United States federal income tax treatment of the purchase, ownership, and disposition of Preferred Securities may differ from the treatment described below.

     No attempt has been made in the following discussion to comment on all United States federal income tax matters affecting purchasers of Preferred Securities. Moreover, the discussion generally focuses on holders of Preferred Securities who are individual citizens or residents of the United States and who acquire Preferred Securities on their original issue at their offering price and hold Preferred Securities as capital assets. The discussion has only limited application to dealers in securities, corporations, estates, trusts or nonresident aliens and does not address all the tax consequences that may be relevant to holders who may be subject to special tax treatment, such as, for example, banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors, or persons that will hold the Preferred Securities as a position in a "straddle," as part of a "synthetic security" or "hedge," as part of a "conversion transaction" or other integrated investment, or as other than a capital asset.

     The following summary also does not address the tax consequences to persons that have a functional currency other than the U.S. dollar, or the tax consequences to shareholders, partners or beneficiaries of a holder of Preferred Securities. Further, it does not include any description of any alternative minimum tax consequences, or the tax laws of any state or local government or of any foreign government, that may be applicable to the Preferred Securities. Accordingly, each prospective investor should consult, and should rely exclusively on, such investor's own tax advisors in analyzing the federal, state, local and foreign tax consequences of the purchase, ownership or disposition of Preferred Securities.

CLASSIFICATION OF THE SUBORDINATED DEBENTURES

     The Company intends to take the position that the Subordinated Debentures will be classified for United States federal income tax purposes as indebtedness of the Company under current law, and, by acceptance of a Preferred Security, each holder covenants to treat the Subordinated Debentures as indebtedness and the Preferred Securities as evidence of an indirect beneficial ownership interest in the Subordinated Debentures. No assurance can be given, however, that such position of the Company will not be challenged by the Internal Revenue Service or, if challenged, that such a challenge will not be successful. The remainder of this discussion assumes that the Subordinated Debentures will be classified for United States federal income tax purposes as indebtedness of the Company. See "Risk Factors--Redemption Upon Tax Event, Capital Treatment Event or Investment Company Event."

CLASSIFICATION OF THE TRUST

     Under current law and assuming full compliance with the terms of the Trust Agreement and Indenture (and certain other documents described herein), the Trust will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, for United States federal income tax purposes, each holder of Preferred Securities generally will be treated as owning an undivided beneficial interest in the Subordinated Debentures, and each holder will be required to include in its gross income items of income realized with respect to its allocable share of the Subordinated Debentures.

POTENTIAL EXTENSION OF INTEREST PAYMENT PERIOD AND ORIGINAL ISSUE DISCOUNT

     Applicable Treasury regulations generally provide that stated interest on a debt instrument is not "qualified stated interest" and, therefore, will give rise to original issue discount ("OID") unless such interest is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate. Interest is considered to be unconditionally payable only if reasonable legal remedies exist to compel timely payment or the debt instrument otherwise provides terms and conditions that make the likelihood of late payment (other than late payment that occurs within a reasonable grace period) or non-payment a "remote contingency."

     The Company has the right, at any time and from time to time during the term of the Subordinated Debentures, to defer payments of interest by extending interest payment periods for a period not exceeding 20 consecutive quarters. Unless the likelihood of exercise of such right to defer is remote, the Subordinated Debentures would be treated as issued with OID. A holder of a debt instrument issued with OID must include that discount in income on an economic accrual basis before the receipt of cash attributable to the interest, regardless of its method of accounting. Under the Indenture, the Company may not, subject to certain limited exceptions: (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company's capital stock; (ii) make any payment of principal, interest or premium, if any, on, or repay, repurchase or redeem any debt securities of the Company that rank pari passu with or junior in interest to the Subordinated Debentures, or make any guarantee payments with respect to any guarantee by the Company of any debt securities of any subsidiary of the Company, if such guarantee ranks pari passu or junior in interest to the Subordinated Debentures (other than payments on the Guarantee); or (iii) redeem, purchase or acquire less than all of the Subordinated Debentures or any of the Preferred Securities. See "Description of Subordinated Debentures--Option to Extend Interest Payment Period." The Company currently believes that the adverse impact that the imposition of such restrictions would have on the Company and the value of its equity securities, makes the likelihood of its exercising its right to defer payments of interest on the Subordinated Debentures remote. Accordingly, the Company believes that the stated interest on the Subordinated Debentures should be considered unconditionally payable for purposes of the Code and that the Subordinated Debentures should not be considered as having been issued with OID. If so, stated interest paid or payable prior to the exercise, if any, by the Company of its right to defer payments, will be taxable to holders as ordinary income, generally at the time it is received or accrued, in accordance with each holder's regular method of accounting for federal income tax purposes. There can be no assurance that the Internal Revenue Service will agree with this position.

     If, notwithstanding the foregoing, the Company does exercise its right to defer payments of interest on the Subordinated Debentures, the Subordinated Debentures will be considered to be retired and reissued for their adjusted issue price at such time, and the Subordinated Debentures thereafter will be considered to have been issued with OID. In such case, all of the interest payments thereafter payable will be treated as OID. If the payments are treated as OID (either because the Company exercises the right to defer interest payments or because the exercise of such right was not remote at the time of issuance), holders must include that discount in income on an economic accrual basis before the receipt of cash attributable to the interests, regardless of their method of tax accounting. Any holder who disposes of Preferred Securities prior to the record date for the payment of Distributions thereon, following such Extension Period, will include OID in gross income but will not receive any cash related thereto from the Trust. The amount of OID that would accrue in any quarter will approximately equal the amount of the interest that accrues in that quarter at the stated interest rate. In the event that the interest payment period is extended, holders will accrue OID approximately equal to the amount of the interest payment due at the end of the Extension Period on an economic accrual basis over the length of the Extension Period.

     Holders of Preferred Securities will not be entitled to a dividends received deduction with respect to any income recognized with respect to the Preferred Securities.

MARKET DISCOUNT AND ACQUISITION PREMIUM

     Holders of Preferred Securities other than a holder who purchased the Preferred Securities upon original issuance may be considered to have acquired their undivided interests in the Subordinated Debentures with "market discount" or "acquisition premium" as such phrases are defined for United States federal income tax purposes. Such holders are advised to consult their tax advisors as to the income tax consequences of the acquisition, ownership and disposition of the Preferred Securities.

RECEIPT OF SUBORDINATED DEBENTURES OR CASH UPON LIQUIDATION OF THE TRUST

     Under certain circumstances, as described under "Description of the Preferred Securities--Redemption or Exchange" and "--Liquidation Distribution Upon Termination," the Subordinated Debentures may be distributed to holders of Preferred Securities upon a liquidation of the Trust. Under current United States federal income tax law, such a distribution would be treated as a nontaxable event to each such holder and would result in such holder having an aggregate tax basis in the Subordinated Debentures received in the liquidation equal to such holder's aggregate tax basis in the Preferred Securities immediately before the distribution. A holder's holding period in the Subordinated Debentures so received in liquidation of the Trust would include the period for which such holder held the Preferred Securities.

     If, however, a Tax Event occurs which results in the Trust being treated as an association taxable as a corporation, the distribution would likely constitute a taxable event to holders of the Preferred Securities. Under certain circumstances described herein, the Subordinated Debentures may be redeemed for cash and the proceeds of such redemption distributed to holders in redemption of their Preferred Securities. Under current law, such a redemption would, for United States federal income tax purposes, constitute a taxable disposition of the redeemed Preferred Securities, and a holder would recognize gain or loss as if the holder sold such Preferred Securities for cash. See "Description of the Preferred Securities--Redemption or Exchange" and "--Liquidation Distribution Upon Termination."

DISPOSITION OF PREFERRED SECURITIES

     A holder that sells Preferred Securities will recognize gain or loss equal to the difference between the amount realized on the sale of the Preferred Securities (other than amounts attributable to accrued but unpaid interest which has not yet been included in income, which will be treated as ordinary income) and the holder's adjusted tax basis in such Preferred Securities. A holder's adjusted tax basis in the Preferred Securities generally will be its initial purchase price increased by OID (if any) previously includable in such holder's gross income to the date of disposition (and the accrual of market discount, if any, if an election to accrue market discount in income currently is made) and decreased by payments received on the Preferred Securities to the date of disposition (other than payments of qualified stated interest). Such gain or loss will generally be a capital gain or loss if the Preferred Securities are held as a capital asset.

     The Preferred Securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest with respect to the underlying Subordinated Debentures. A holder that uses the accrual method of accounting (and a cash method holder if the Subordinated Debentures are deemed to have been issued with OID) that disposes of its Preferred Securities between record dates for payments of distributions thereon will be required to include accrued but unpaid interest on the Subordinated Debentures through the date of disposition in income as ordinary income, and to add such amount to its adjusted tax basis in its pro rata share of the underlying Subordinated Debentures deemed disposed of. To the extent the selling price (which may not fully reflect the value of accrued but unpaid interest) is less than the holder's adjusted tax basis (which basis will include, in the form of OID, all accrued but unpaid interest), a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

EFFECT OF PROPOSED CHANGES IN TAX LAWS

     On February 6, 1997, President Clinton proposed certain tax law changes that would, among other things, generally deny corporate issuers a deduction for interest or OID in respect of certain debt obligations if such debt obligations have a maximum term in excess of 15 years and are not shown as indebtedness on the issuer's applicable consolidated balance sheet. The 1997 Proposed Legislation was not included in the Taxpayer Relief Act of 1997 as enacted, and was not included in President Clinton's 1999 budget proposal released in February 1998. However, if legislation similar to the 1997 Proposed Legislation is enacted in the future with retroactive effect, the Company would not be entitled to an interest deduction with respect to the Subordinated Debentures. There can be no assurance that legislation enacted after the date hereof will not adversely affect, in the manner proposed in the 1997 Proposed Legislation or otherwise, the ability of the Company to deduct the interest payable on the Subordinated Debentures. Consequently, there can be no assurance that a Tax Event will not occur. A Tax Event would permit the Company, upon approval of the Federal Reserve, if then required under applicable capital guidelines or policies of the Federal Reserve, to cause a redemption of the Preferred Securities before, as well as after, July 31, 2003. See "Description of the Subordinated Debentures--Redemption or Exchange," "Description of the Preferred Securities--Redemption or Exchange--Tax Event Redemption, Capital Treatment Event Redemption or Investment Company Event Redemption" and "Risk
Factors--Redemption Upon Tax Event, Capital Treatment Event or Investment Company Event."

BACKUP WITHHOLDING AND INFORMATION REPORTING

     The amount of interest (or OID) accrued on the Preferred Securities held of record by individual citizens or residents of the United States, or certain trusts, estates, and partnerships, will be reported to the Internal Revenue Service on Forms 1099, which forms should be mailed to such holders of Preferred Securities by January 31 following each calendar year. Payments made on, and proceeds from the sale of, the Preferred Securities may be subject to a "backup" withholding tax (currently at 31%) unless the holder complies with certain identification and other requirements. Any amounts withheld under the backup withholding rules will be allowed as a credit against the holder's United States federal income tax liability, provided the required information is provided to the Internal Revenue Service.

     THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON THE PARTICULAR SITUATION OF A HOLDER OF PREFERRED SECURITIES. HOLDERS OF PREFERRED SECURITIES SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PREFERRED SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL,

FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.


                              ERISA CONSIDERATIONS

     Employee benefit plans that are subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the Code ("Plans") generally may purchase Preferred Securities, subject to the investing fiduciary's determination that the investment in Preferred Securities satisfies ERISA's fiduciary standards and other requirements applicable to investments by the Plan.

     In any case, the Company and/or any of its affiliates may be considered a "party in interest" (within the meaning of ERISA) or a "disqualified person" (within the meaning of Section 4975 of the Code) with respect to certain Plans (generally, Plans maintained or sponsored by, or contributed to by, any such persons with respect to which the Company or an affiliate is a fiduciary, or Plans for which the Company or an affiliate provides services). The acquisition and ownership of Preferred Securities by a Plan (or by an individual retirement arrangement or other Plans described in Section 4975(e)(1) of the Code) with respect to which the Company or any of its affiliates is considered a party in interest or a disqualified person may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless such Preferred Securities are acquired pursuant to and in accordance with an applicable exemption.

     As a result, Plans with respect to which the Company or any of its affiliates is a party in interest or a disqualified person should not acquire Preferred Securities unless such Preferred Securities are acquired pursuant to and in accordance with an applicable exemption. Any other Plans or other entities whose assets include Plan assets subject to ERISA or Section 4975 of the Code proposing to acquire Preferred Securities should consult with their own counsel.


                                  UNDERWRITING

     The Underwriters named below (the "Underwriters"), have severally agreed, subject to the terms and conditions set forth in the Underwriting Agreement, the form of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, to purchase from the Trust the number of Preferred Securities set forth opposite their respective names below. The Underwriters have agreed in the Underwriting Agreement, subject to the terms and conditions set forth therein, to purchase all of the Preferred Securities offered hereby if any of the Preferred Securities are purchased. In the event of a default by an Underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the nondefaulting Underwriters may be increased, or the Underwriting Agreement may be terminated.

                                                     Number of Preferred
                 Underwriter                              Securities
----------------------------------------------       ---------------------

      Sandler O'Neill & Partners, L.P.                            700,000
    Legg Mason Wood Walker, Incorporated                          700,000

                    Total                                       1,400,000

     The Underwriters have advised the Trust that they propose initially to offer the Preferred Securities to the public at the public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in excess of $0.50 per Preferred Security. The Underwriters may allow, and such dealers may reallow, a discount not in excess of $0.20 per Preferred Security to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

     In view of the fact that the proceeds of the sale of the Preferred Securities will be used to purchase the Subordinated Debentures of the Company, the Underwriting Agreement provides that the Company will pay, as compensation to the Underwriters for arranging the investment therein of such proceeds, $0.875 per Preferred Security (or $1,225,000 in the aggregate, or $1,408,750 in the aggregate if the Underwriters' over-allotment option, described below, is exercised in full), in immediately available funds. In addition to such compensation, the Company has agreed to pay the Underwriters' expenses in connection with this Offering, including legal expenses.

     The Trust has granted the Underwriters an option to purchase up to an additional 210,000 Preferred Securities at the initial public offering price. Such option, which expires 30 days from the date of this Prospectus, may be exercised solely to cover over-allotments. To the extent that the Underwriters exercise their option to purchase additional Preferred Securities, the Trust will issue and sell to the Company additional Common Securities in such aggregate Liquidation Amount as is required for the Company to continue to hold Common Securities in an aggregate Liquidation Amount equal to at least 3% of the total capital of the Trust, and the Company will issue and sell to the Trust Subordinated Debentures in an aggregate principal amount equal to the total aggregate Liquidation Amount of the additional Preferred Securities being purchased pursuant to the option and the additional Common Securities.

     In connection with the offering of the Preferred Securities, the Underwriters and any selling group members and their respective affiliates may engage in transactions effected in accordance with Rule 104 of the Securities and Exchange Commission's Regulation M that are intended to stabilize, maintain or otherwise affect the market price of the Preferred Securities. Such transactions may include over-allotment transactions in which the Underwriters create a short position for their own account by selling more Preferred Securities than they are committed to purchase from the Trust. In such case, to cover all or part of the short position, the Underwriters may exercise the over-allotment option described above or may purchase Preferred Securities in the open market following completion of the initial offering of the Preferred Securities.

     The Underwriters may also engage in stabilizing transactions in which they bid for and purchase Preferred Securities at a level above that which might otherwise prevail in the open market, for the purpose of preventing or retarding a decline in the market price of the Preferred Securities. The Underwriters also may reclaim any selling concession allowed to an Underwriter or dealer if the Underwriters repurchase securities distributed by that Underwriter or dealer. Any of the foregoing transactions may result in the maintenance of a price for the Preferred Securities at a level above that which might otherwise prevail in the open market. Neither the Company nor any of the Underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Preferred
Securities. The Underwriters are not required to engage in the foregoing transactions and, if commenced, such transactions may be discontinued without notice.

     During a period of 180 days from the date of this Prospectus, neither the Trust nor the Company will, subject to certain exceptions, without the prior written consent of the Underwriters, directly or indirectly, sell, offer to sell, grant any option for sale of, or otherwise dispose of, any Preferred Securities, any security convertible into or exchangeable into or exercisable for Preferred Securities or Subordinated Debentures or any debt securities substantially similar to the Subordinated Debentures or equity securities substantially similar to the Preferred Securities (except for Subordinated Debentures and the Preferred Securities offered hereby).

     Because the National Association of Securities Dealers, Inc. (the "NASD") is expected to view the Preferred Securities as interests in a direct participation program, the offering of the Preferred Securities is being made in compliance with the applicable provisions of Rule 2810 of the NASD's Rules of Conduct.

     Application has been made to have the Preferred Securities approved for quotation on The Nasdaq Stock Market's National Market. The Underwriters have advised the Trust that they presently intend to make a market in the Preferred Securities after the commencement of trading on The Nasdaq Stock Market's National Market, but no assurances can be made as to the liquidity of such Preferred Securities or that an active and liquid trading market will develop or, if developed, that it will continue. The offering price and distribution rate have been determined by negotiations among representatives of the Company and the Underwriters, and the offering price of the Preferred Securities may not be indicative of the market price following the offering. The Underwriters will have no obligation to make a market in the Preferred Securities, however, and may cease market-making activities, if commenced, at any time.

     The Trust and the Company have agreed to indemnify the Underwriters against, or contribute to payments that the Underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act.

     The Underwriters engage in transactions with, and, from time to time, have performed services for, the Company and its subsidiaries in the ordinary course of business.


                             VALIDITY OF SECURITIES

     Certain matters of Delaware law relating to the validity of the Preferred Securities, the enforceability of the Trust Agreement and the formation of the Trust will be passed upon by Richards, Layton & Finger, P.A., special Delaware counsel to the Company and the Trust. Certain legal matters for the Company and the Trust, including the validity of the Guarantee and the Subordinated Debentures, will be passed upon for the Company and the Trust by Kennedy, Baris & Lundy, L.L.P., Bethesda, Maryland, counsel to the Company and the Trust. Certain legal matters will be passed upon for the Underwriters by Breyer & Aguggia LLP, Washington, D.C. Kennedy, Baris & Lundy, L.L.P. and Breyer & Aguggia LLP will rely on the opinion of Richards, Layton & Finger, P.A. as to matters of Delaware law. Certain matters relating to United States federal income tax considerations will be passed upon for the Company by Kennedy, Baris & Lundy, L.L.P.


                                     EXPERTS

     The consolidated financial statements at December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 incorporated by reference in this Prospectus have been audited by Keller Bruner & Company, L.L.C. independent auditors, as stated in its report, which is incorporated by reference herein, and have been so incorporated in reliance upon the report of such firm given its authority as an expert in accounting and auditing.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed by the Company with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

     (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1997;

     (2) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

     (3)  The Company's Current Report on Form 8-K dated June 9, 1998;

     (4)  The Company's Current Report on Form 8-K dated June 23, 1998; and

     (5)  The Company's Current Report on Form 8-K dated July 14, 1998.

     All reports filed by the Company with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Preferred Securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE (OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS). WRITTEN REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO MARK
A. SEVERSON, SENIOR VICE PRESIDENT, FCNB CORP, 7200 FCNB COURT, FREDERICK, MARYLAND 21703. TELEPHONE REQUESTS MAY BE DIRECTED TO (301) 662-2191.


                              AVAILABLE INFORMATION

     This Prospectus constitutes a part of a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed by the Company and the Trust with the Commission under the Securities Act, with respect to the Preferred Securities and the Subordinated Debentures. This Prospectus does not contain all of the information set forth in such Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is made to such Registration Statement and to the exhibits relating thereto for further information with respect to the Company, the Trust, the Preferred Securities and the Subordinated Debentures. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission or incorporated by reference herein are not necessarily complete, and, in each instance, reference is made to the copy of such document so filed for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

     The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the following public reference facilities maintained by the Commission: 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, Suite 1300, New York, New York 10048; and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, DC 20549, upon payment of prescribed rates. The Commission maintains in Internet web site that contains reports, proxy and information statements and other information regarding issuers who file electronically with the Commission. The address of that site is http://www.sec.gov.

     No separate financial statements of the Trust have been included herein. The Company does not consider that such financial statements would be material to holders of Preferred Securities because: (i) all of the voting securities of the Trust will be owned by the Company, a reporting company under the Exchange Act; (ii) the Trust has no independent operations but exists for the sole purpose of issuing securities representing undivided beneficial interests in the assets of the Trust and investing the proceeds thereof in Subordinated Debentures issued by the Company; and (iii) the obligations of the Company described herein to provide certain indemnities in respect of and be responsible for certain costs, expenses, debts and liabilities of the Trust under the Indenture and pursuant to the Trust Agreement, the Guarantee issued by the Company with respect to the Preferred Securities, the Subordinated Debentures purchased by the Trust and the related Indenture, taken together, constitute, in the belief of the Company and the Trust, a full and unconditional guarantee of payments due on the Preferred Securities. See "Description of the Subordinated Debentures" and "Description of the Guarantee."

     The Trust is not currently subject to the information reporting requirements of the Exchange Act. The Trust will become subject to such requirements upon the effectiveness of the Registration Statement, although it intends to seek and expects to receive an exemption therefrom.

---------------------------------------- --------------------------------------------


            TABLE OF CONTENTS

                                    Page

Prospectus Summary                     5
Selected Consolidated Financial Data   9      1,400,000 PREFERRED SECURITIES
Ratio of Earnings to Fixed Charges    10
Risk Factors                          11            FCNB CAPITAL TRUST
Use of Proceeds                       17  8.25% Cumulative Trust Preferred Securities
Market for the Preferred Securities   17 (Liquidation Amount $25 per Preferred Security)
Accounting Treatment                  17    guaranteed, as described herein, by
Capitalization                        18
Unaudited Pro Forma Combined
  Financial Information               19
The Company                           27
The Trust                             28
Description of the Preferred
  Securities                          30
Description of the Subordinated
  Debentures                          41              FCNB CORP LOGO
Book-Entry Issuance                   50
Description of the Guarantee          51
Relationship Among the Preferred
  Securities Subordinated Debentures
  and the Guarantee                   54
Certain Federal Income Tax
  Consequences                        55
ERISA Considerations                  59
Underwriting                          59
Validity of Securities                61            ___________________
Experts                               61
Incorporation of Certain Documents by                   Prospectus
  Reference                           61
Available Information                 62               July 15, 1998
                                                    ___________________




NO PERSON  HAS BEEN  AUTHORIZED  TO GIVE
ANY   INFORMATION   OR   TO   MAKE   ANY
REPRESENTATION    OTHER    THAN    THOSE
CONTAINED  IN THIS  PROSPECTUS  AND,  IF
GIVEN  OR  MADE,  SUCH   INFORMATION  OR     Sandler O'Neill & Partners, L.P.
REPRESENTATIONS  MUST NOT BE RELIED UPON
AS HAVING BEEN  AUTHORIZED BY THE TRUST,
THE COMPANY OR THE UNDERWRITERS. NEITHER
THE DELIVERY OF THIS  PROSPECTUS NOR ANY
SALE  MADE  HEREUNDER  SHALL,  UNDER ANY          Legg Mason Wood Walker
CIRCUMSTANCES,  CREATE  ANY  IMPLICATION               Incorporated
THAT  THERE  HAS BEEN NO  CHANGE  IN THE
AFFAIRS OF THE COMPANY SINCE THE DATE OF
THIS  PROSPECTUS.  THIS  PROSPECTUS DOES
NOT  CONSTITUTE  AN  OFFER  TO SELL OR A
SOLICITATION  OF AN  OFFER  TO  BUY  ANY
SECURITIES   OFFERED   HEREBY   IN   ANY
JURISDICTION  IN  WHICH  SUCH  OFFER  OR
SOLICITATION  IS  NOT  AUTHORIZED  OR IN
WHICH THE  PERSON  MAKING  SUCH OFFER OR
SOLICITATION  IS NOT  QUALIFIED TO DO SO
OR TO ANYONE TO WHOM IT IS  UNLAWFUL  TO
MAKE SUCH OFFER OR SOLICITATION.

---------------------------------------- --------------------------------------------